UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
________________________________________

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

________________________________________
GOLDEN ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)
________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6595 S. Jones Boulevard
Las Vegas, Nevada 89118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 22, 2025

To the Shareholders of Golden Entertainment, Inc.:
You are cordially invited to attend the 2025 annual meeting of shareholders of Golden Entertainment, Inc. (“Annual Meeting”) to be held virtually via live webcast at proxydocs.com/GDEN at 1:00 p.m. Pacific Time on Thursday, May 22, 2025, for the following purposes:
1.To elect the following five director nominees to hold office until our next annual meeting of shareholders or until their successors have been elected and qualified: Blake L. Sartini, Andy H. Chien, Ann D. Dozier, Mark A. Lipparelli, and Terrence L. Wright;
2.To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement (the “Say on Pay Proposal”);
3.To conduct a non-binding advisory vote on the frequency of holding future non-binding advisory votes on the compensation of our named executive officers (the “Say on Frequency Proposal”);
4.To approve the amendment and restatement of the Golden Entertainment, Inc. 2015 Incentive Award Plan;
5.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025; and
6.To transact other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We are hosting a virtual Annual Meeting conducted exclusively online via live webcast. You will be able to attend the Annual Meeting and vote and submit questions during the Annual Meeting via the live webcast. In order to attend, you must register in advance at proxydocs.com/GDEN prior to the deadline of May 20, 2025 at 2:00 p.m. Pacific Time. Upon completing registration, you will receive further instructions via email, including a unique link to allow you access to the Annual Meeting. Please be sure to follow the instructions found on your Proxy Card and subsequent instructions that will be delivered to you via email.
Only shareholders of record at the close of business on March 28, 2025, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. Your vote is very important. Whether or not you expect to attend the Annual Meeting via the live webcast, please sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the Annual Meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must provide your broker, bank or financial institution with instructions on how to vote your shares.

By Order of the Board of Directors

Blake L. Sartini
Chairman of the Board and Chief Executive Officer
April 9, 2025

GOLDEN ENTERTAINMENT, INC.
6595 S. Jones Boulevard
Las Vegas, Nevada 89118
PROXY STATEMENT
Annual Meeting of Shareholders to be Held
May 22, 2025
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Golden Entertainment, Inc. to be used at our 2025 annual meeting of shareholders (“Annual Meeting”) to be held at 1:00 p.m. Pacific Time on Thursday, May 22, 2025, for the purposes set forth in the Notice of Annual Meeting of Shareholders. The Annual Meeting will be completely virtual. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast at proxydocs.com/GDEN. The approximate date on which this proxy statement and the accompanying proxy are first being furnished or sent to our shareholders of record entitled to vote at the Annual Meeting is on or about April 9, 2025. As used in this proxy statement, the terms “Golden,” “we,” “us,” “our,” “ours” and the “Company” refer to Golden Entertainment, Inc. and its wholly owned subsidiaries.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2025:
The proxy materials for the Annual Meeting, including this proxy statement and our 2024 annual report to shareholders, are available over the internet at www.proxydocs.com/GDEN.
GENERAL INFORMATION
ABOUT THE ANNUAL MEETING AND VOTING

You are being sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. All shareholders who find it convenient to do so are cordially invited to attend the Annual Meeting via the live webcast.

However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote using one of the options below:
In accordance with the “notice and access” rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record (the “full set delivery” option), we are furnishing proxy materials to our shareholders over the internet (the “notice only” option). A company may use either option, “notice only” or “full set delivery,” for all of its shareholders or may use one method for some shareholders and the other method for others. We believe the “notice only” process expedites shareholders’ receipt of proxy materials and reduces the costs and environmental impact of the Annual Meeting.
In order to attend the Annual Meeting via the live webcast, you must register in advance at proxydocs.com/GDEN prior to the deadline of May 20, 2025 at 2:00 p.m. Pacific Time. Upon completing registration, you will receive further instructions via email, including a unique link to allow you access to the Annual Meeting. Please be sure to follow the instructions found on your Proxy Card and subsequent instructions that will be delivered to you via email.
Only shareholders of record at the close of business on March 28, 2025 (the “Record Date” for the Annual Meeting) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. There were 26,435,285 shares of our common stock outstanding at the close of business on the Record Date, which is the only class of our capital stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote upon each matter to be presented at the Annual Meeting.
If you are a beneficial owner of shares held by a broker, bank or other nominee, your shares are held in “street name,” and the organization holding your shares is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares. Although you may attend the Annual Meeting via the live webcast, since you are not the shareholder of record you may not vote in the Annual Meeting unless you provide a legal proxy from the record holder of your shares (your broker, bank or other nominee) authorizing you to vote at the Annual Meeting.
You are entitled to attend the Annual Meeting or any adjournments or postponements thereof only if you were a Golden shareholder at the close of business on the Record Date or if you hold a valid proxy to vote at the meeting.
A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of outstanding shares of our common stock entitled to vote at the Annual Meeting are present via the live webcast or represented by proxy.

In the election of directors, the five nominees for director who receive the highest number of affirmative votes will be elected as directors. The votes on the Say on Pay Proposal and the Say on Frequency Proposal are non-binding advisory votes. The Board of Directors will consider our executive compensation to have been approved by shareholders if the Say on Pay Proposal receives more votes “For” than “Against.” The Board of Directors will consider shareholders to have selected the frequency receiving the greatest number of votes for the Say on Frequency Proposal. The approval of the amendment and restatement of the Golden Entertainment, Inc. 2015 Incentive Award Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of votes cast by holders of shares of common stock present or represented by proxy at the Annual Meeting.

At the Annual Meeting, the inspector of election appointed for the Annual Meeting will determine the presence of a quorum and tabulate the results of the voting by shareholders. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Generally, a “broker non-vote” occurs when your shares are held by a broker, bank or other nominee and are not voted with respect to a particular proposal because the organization that holds your shares has discretionary voting power with respect to routine matters but cannot vote on non-routine matters. Only the proposal for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025 will be considered a routine matter under applicable rules. Therefore, unless you provide voting instructions to the broker, bank or other nominee holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the proposals described in this proxy statement other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to the broker, bank or other nominee holding your shares so your vote on these matters will be counted.
Broker non-votes and abstentions will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast on any matter, and therefore will not affect the outcome of any vote at the Annual Meeting.
Our Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this proxy statement, “FOR” the Say on Pay Proposal, “ONE YEAR” for the Say on Frequency Proposal, “FOR” the approval of the amendment and restatement of the Golden Entertainment, Inc. 2015 Incentive Award Plan, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.
Your vote is important. Whether or not you plan to attend the Annual Meeting via the webcast, we urge you to sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the Annual Meeting or vote your shares during the Annual Meeting. If you complete, sign and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you sign and submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by our Board of Directors. If any other matters are properly presented for voting at the Annual Meeting, or any adjournments or postponements of the Annual Meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the Annual Meeting.
You may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions: (i) submitting another proxy card bearing a later date, (ii) delivering written notice of revocation to our Secretary at our principal executive offices at Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Secretary, or (iii) attending and voting during the Annual Meeting, although attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

ELECTION OF DIRECTORS
(Proposal One)
Our Board of Directors currently consists of five directors. All of the current directors have been nominated by our Board of Directors for re-election at the Annual Meeting. If elected, each nominee will hold office until the earliest of (i) our next annual meeting of shareholders, (ii) the date his or her successor has been elected and qualified, or (iii) his or her resignation, death or removal. All nominees have consented to be named and have indicated their intention to serve as members of our Board of Directors, if elected.
Board Qualifications, Skills, & Expertise
All of our nominees bring significant leadership, expertise and varied backgrounds and perspectives to our Board of Directors as a result of their professional experience and service as executives and/or board members of other companies. The process undertaken by our Corporate Governance Committee in recommending director candidates is described below and under “Corporate Governance — Committees — Corporate Governance Committee.”
We evaluate the nominees based on qualification and attributes, such as demonstrated industry experience and expertise in the context of the needs of the Board of Directors.
Board Qualifications and Expertise Matrix
The table below summarizes the qualifications and areas of significant expertise of our Board of Directors. We believe that the collective key set of skills of our Board of Directors obtained through the years of industry and other relevant experiences help us to achieve the performance goals and guide us to long-term operational success.

Qualifications & Expertise	Blake L. Sartini	Andy H. Chien	Ann D. Dozier	Mark A. Lipparelli	Terrence L. Wright
Public Company Experience	✓	✓	✓	✓	✓
Corporate Governance Experience	✓		✓	✓	✓
Capital Markets, Finance and Accounting Experience		✓	✓	✓
Information Services, Technology and Cybersecurity Experience			✓	✓
Legal, Regulatory and Public Policy Experience	✓			✓
Risk Management Experience		✓	✓		✓
Strategic Planning, Business Development and M&A Experience	✓	✓	✓	✓	✓
Human Capital, Talent Development and Compensation Experience	✓		✓	✓	✓
Industry Experience and Operational Leadership Experience	✓	✓		✓	✓
Tenure
Tenure	9	3	5	9	9
Set forth below is biographical information for each person nominated as a director, including a description of certain experience, qualifications and skills that led our Corporate Governance Committee and our Board of Directors to determine that these individuals should serve as our directors.

Name and Age of Director	Biographical Information
Blake L. Sartini Age: 66	Mr. Sartini joined Golden as Chairman of the Board and Chief Executive Officer in July 2015 in connection with the merger with Sartini Gaming, Inc. (the “Sartini Gaming Merger”) and served as the President of Golden from that time until August 2019. Prior to the merger, Mr. Sartini served as the President and Chief Executive Officer of Sartini Gaming from its formation in January 2012, and as the founder and Chief Executive Officer of Golden Gaming, LLC (“Golden Gaming”), which he established in 2001. Prior to Golden Gaming, Mr. Sartini served in various management and executive positions with Stations Casinos, Inc. (“Station Casinos”) from 1985 to 2001, including as Executive Vice President and Chief Operating Officer upon the company’s public offering in 1993. Additionally, he served as a director of Station Casinos from 1993 until 2001. In 1986, Mr. Sartini founded Southwest Services, Inc. (the predecessor to Golden Gaming) and served as its President beginning in 1993. Before joining Station Casinos, he held key operational positions with the El Cortez Hotel and Casino, as well as the Barbary Coast Hotel and Casino. Mr. Sartini is a member of the University of Nevada, Las Vegas Foundation’s Board of Trustees and was appointed to the Nevada Gaming Policy Committee in March 2014 by Governor Sandoval. Mr. Sartini received a bachelor of science degree in business administration from the University of Nevada, Las Vegas. Mr. Sartini’s position as our Chairman and Chief Executive Officer, together with his deep knowledge of our business as a founder of Golden Gaming and his extensive executive management and industry experience gained over more than 30 years in the gaming industry, makes him a highly qualified and valuable member of our Board of Directors.
Andy H. Chien Age: 49	Mr. Chien most recently served as the Chief Financial Officer and Treasurer of MGM Growth Properties LLC (NYSE:MGP), a position he held since its initial public offering in April 2016 until its sale to VICI Properties in April 2022. From 2009 to 2016, Mr. Chien held various roles at Greenhill & Co., a boutique investment banking firm, most recently serving as a Managing Director responsible for the firm’s REIT, gaming, lodging and leisure clients. Prior to that, Mr. Chien worked in the investment banking departments at UBS Investment Bank and Citigroup/Salomon Smith Barney. He has also held various positions at Commerce One and Intel Corporation. Mr. Chien received a master of business administration degree in finance and real estate from the UCLA Anderson School of Management, and a bachelor of science degree in electrical engineering, summa cum laude, from the University of Michigan. We believe Mr. Chien’s qualifications to sit on our Board of Directors include his business, leadership and investment banking experience and his familiarity with the gaming, entertainment and real estate markets in which we operate.
Ann D. Dozier Age: 57	Mrs. Dozier currently serves as Chief Information Officer (“CIO”) for a leading grocery retail group, Ahold Delhaize USA. In this position, which she has held since February 2025, she oversees the entirety of information technology in support of the U.S. brands – Food Lion, Giant Food, The GIANT Company, Hannaford and Stop & Shop – which together operate more than 2,000 retail stores and significant e-commerce businesses that nourish more than 24 million customers each week. Prior to taking on this role, Mrs. Dozier served as Chief Information and Technology Officer of Southern Glazer’s Wine and Spirits, LLC since 2015. Mrs. Dozier also served in prior technology, commercial, and transformational leadership roles at The Coca-Cola Company, Inc., Coca-Cola Enterprises, Inc., Dean Foods and Colgate Palmolive. She was also named the 2024 Consumer Goods Technology CIO of the Year, and in 2023 received the Woman of Wonder award in recognition of her support of community efforts empowering young women to pursue careers in technology. Mrs. Dozier earned a Bachelor of Science degree in economics from the University of Georgia and attended Harvard Business School's Executive Management Program. Mrs. Dozier is highly qualified to sit on our Board of Directors due to her extensive experience as an executive in the food and beverage industry with particular strengths in global technology including both enterprise resource planning and digital transformations, cybersecurity, business operations, and mergers and acquisitions.

Name and Age of Director	Biographical Information
Mark A. Lipparelli Age: 59	Mr. Lipparelli currently serves as the Managing Member and Chief Executive Officer of GVII, LLC, a Nevada gaming licensee that manages the Westgate Resort Las Vegas; the Managing Member of CAMS, LLC, a technology services company to the online gaming industry; Chairman and Managing Member of SBOpco, LLC, a sportsbook company operating as SuperBook; Chairman of the Board of Directors for Galaxy Gaming, Inc., a company that develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ship and online casinos worldwide; and Board member of the General Commercial Gaming Regulatory Authority. Additionally, Mr. Lipparelli serves as an advisor to various operating and investment entities through his role as Managing Member of GVIII, LLC. Mr. Lipparelli also formerly represented State Senate District 6 in the Nevada Legislature, having been appointed to the post in December 2014, and served on a number of Senate committees. Mr. Lipparelli has also twice been an appointee to the Nevada Gaming Policy Committee. Between 2009 and 2012, Mr. Lipparelli served as a Board Member and Chairman of the Nevada Gaming Control Board. Between 2002 and 2007, Mr. Lipparelli served in various executive management positions at Bally Technologies, Inc., a gaming technology supply company listed on the NYSE, including as Executive Vice President of Operations. Prior to joining Bally Technologies, Inc., Mr. Lipparelli served as Executive Vice President and then President of Shuffle Master, Inc., a publicly traded gaming supply company, from 2001 to 2003; as Chief Financial Officer of Camco, Inc., a retail chain holding company, from 2000 to 2001; as Senior Vice President of Entertainment Systems for Bally Gaming, Inc. (a subsidiary of publicly traded Alliance Gaming Corporation), from 1998 to 2000; and various management positions including Vice President of Finance for publicly traded Casino Data Systems from 1993 to 1998. Mr. Lipparelli is a Board Trustee Emeritus of the University of Nevada Foundation, former Chairman of the Board of the International Center for Responsible Gaming, member of the International Association of Gaming Advisors and a member of the International Masters of Gaming Law. Mr. Lipparelli holds a bachelor’s degree in finance and a master’s degree in economics from the University of Nevada, Reno. Among other qualifications, Mr. Lipparelli brings over 25 years of experience in the gaming industry, including his service as Chief Executive Officer of a strategic advisory and product development firm and various executive management positions at companies serving the gaming industry. He also provides information security expertise to our Board of Directors through his leadership positions with technology services companies, and contributes his legislative experience with the State Senate and past roles with the Nevada Gaming Control Board.
Terrence L. Wright Age: 75	Mr. Wright serves as a Board Member of Westcor Land Title Insurance Company, a company he founded in 1991 and which is licensed to issue policies of title insurance throughout the United States. Mr. Wright is an emeritus member of and past Chairman of the University of Nevada Las Vegas Foundation Board, served on the Board of Directors of Southwest Gas Holdings, Inc. (NYSE:SWX) until May 2017, and is the past Chairman for the Nevada Development Authority, the Nevada Land Title Association and the Nevada Chapter of the Young Presidents’ Organization. He has also served as Board member for the Las Vegas Monorail, Pioneer Citizens Bank, First Interstate Bank, Service First Bank of Nevada and the Boy Scouts of America. Mr. Wright received a bachelor’s degree in business administration and a juris doctor from DePaul University, Chicago, and is a member of the California and Illinois bar associations. We believe Mr. Wright’s qualifications to sit on our Board of Directors include his business and leadership experience (including serving as Chairman of the Board of Westcor Land Title Insurance Company), his service as a director of other public companies, and his familiarity with the residential and commercial real estate markets in which we operate.
In the election of directors, the five nominees for director who receive the highest number of affirmative votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board of Directors may propose.

The Board of Directors recommends that you vote “FOR” the election of all nominees for the Board of Directors named above.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors is currently comprised of five members and has the following three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The membership and functions of each standing committee are described below. Each standing committee operates under a written charter which, along with our Code of Business Conduct and Ethics, can be found in the Governance section of our website at https://goldenent.com/governance.html. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with the SEC. In addition, the Board of Directors has formed a Compliance Committee, the membership and functions of which are described below.
Board Meetings
During the year ended December 31, 2024, our Board of Directors held four meetings, including telephonic meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served during the period in which such director served. The independent directors met without management present at each of the regular quarterly meetings of the Board of Directors in 2024.
Director Attendance at Annual Meetings of Shareholders
Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of shareholders, we encourage our Board members to attend such meetings. All of our directors attended last year’s annual meeting of shareholders held on May 23, 2024.
Director Independence
Our Board of Directors affirmatively determined that each nominee for election to our Board of Directors is an independent director, as defined by the Nasdaq Stock Market listing standards, other than Mr. Sartini. Mr. Sartini is not considered independent because he is employed by Golden as our Chief Executive Officer. In making these determinations, the Board of Directors has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director.
Enhanced Board Leadership Structure
The Board of Directors’ leadership structure is currently comprised of (i) a combined Chairman of the Board of Directors and Chief Executive Officer and (ii) a Lead Independent Director. Mr. Sartini, our Chief Executive Officer, also serves as the Chairman of our Board of Directors. Mr. Wright currently serves in the role of Lead Independent Director, which provides strong independent leadership for our Board of Directors and a balance to our combined Chairman and Chief Executive Officer structure. The Lead Independent Director’s responsibilities include presiding over all meetings of the Board of Directors at which the Chairman is not present, calling meetings of independent directors and functioning as a liaison with our Chairman of the Board of Directors. Mr. Wright is an active and engaged director, who is well positioned to work collaboratively with Mr. Sartini, while providing strong independent oversight over our Board of Directors.
Our Board of Directors regularly evaluates its leadership structure and currently believes that the use of a Lead Independent Director, coupled with the combined Chairman and Chief Executive Officer positions, provides the most efficient and effective leadership model for Golden. As the individual primarily responsible for the day-to-day management of our business operations, our Chief Executive Officer is best positioned to provide clear insight and direction of business strategies and plans to both our Board of Directors and management. Our Board of Directors believes that a single person, acting in the capacities of Chairman as well as Chief Executive Officer, promotes unity of vision and leadership, which allows for a single, clear focus for management to execute our business strategies and plans. Coupled with a Lead Independent Director, this leadership structure allows our Board of Directors to exercise independent oversight while enabling the Board of Directors to have direct access to information related to the day-to-day management of our business operations. Moreover, we believe that the combined Chairman and Chief Executive Officer role is appropriately counterbalanced and enhanced by sound corporate governance principles, the leadership of the Lead Independent Director, the effective oversight of management by non-employee directors and the strength of our independent directors.
Ability of Shareholders to Communicate with our Board of Directors
We have established several means for shareholders and others to communicate with our Board of Directors. If a shareholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of our Secretary at our corporate office address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Corporate Governance Committee in care of our Secretary at our corporate office address. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of our Secretary at our corporate office address. All such shareholder communications will be forwarded to the applicable director(s), unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Golden or its business, or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.
Committees
Our Board of Directors has three standing committees comprised of independent directors (the Audit Committee, the Compensation Committee, and the Corporate Governance Committee) as well as a Compliance Committee.

	Blake L. Sartini	Andy H. Chien	Ann D. Dozier	Mark A. Lipparelli	Terrence L. Wright
Audit Committee		✓	✓	Chair
Compensation Committee		✓	✓		Chair
Corporate Governance Committee		✓	Chair		✓
Compliance Committee				Chair	✓
Independent Director		✓	✓	✓	✓
Chairman of the Board of Directors	✓
Audit Committee
Our Audit Committee currently consists of Mr. Lipparelli (Chair), Mr. Chien and Mrs. Dozier. Each current and proposed member of the Audit Committee is an independent director, as defined by the Nasdaq Stock Market listing standards, and meets the independence criteria of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Mr. Lipparelli qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC. In addition, Mrs. Dozier has extensive experience in information security matters.
The Audit Committee operates under an amended and restated written charter adopted by the Board of Directors. The primary duties and responsibilities of the Audit Committee are to (i) serve as an independent and objective party to monitor our financial reporting process and internal control system; (ii) monitor management’s efforts related to the information security matters and review management’s approach to identifying and mitigating information security risks; (iii) review and appraise the audit performed by our independent auditors, who report directly to the Committee; and (iv) provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors. The Audit Committee is also charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial and information security risk exposure and review of related party transactions (as described in the section captioned “Certain Relationships and Related Transactions”), and our management also briefs the Audit Committee on information security risk matters quarterly, or as often as needed. The charter also requires the Audit Committee (or designated members of the Audit Committee) to review and pre-approve the annual engagement letter and the performance of all audit and non-audit accounting services to be performed by our independent registered public accounting firm (independent auditors), other than certain de minimis exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviews the independence of our independent auditors and is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The responsibilities and activities of the Audit Committee are described in greater detail in the report included in this proxy statement under the caption “Report of the Audit Committee.”
The Audit Committee held four meetings during the year ended December 31, 2024. The Audit Committee also held executive sessions on several occasions during the year with company management not present.
Compensation Committee
Our Compensation Committee currently consists of Mr. Wright (Chair), Mr. Chien and Mrs. Dozier. Anthony A. Marnell III

served as a member of the Compensation Committee until his resignation from our Board of Directors on May 13, 2024. Each current and proposed member of the Compensation Committee is an independent director, as defined by the Nasdaq Stock Market listing standards. All members of our Compensation Committee are also “non-employee directors” as defined by Rule 16b-3 under the Exchange Act.
The Compensation Committee operates under a written amended and restated charter adopted by the Board of Directors. The Compensation Committee is responsible for reviewing periodically our compensation plans, philosophy and programs, and overseeing the evaluation and compensation of our executive officers. The Compensation Committee also administers our incentive compensation plans, including our 2015 Incentive Award Plan (as amended from time to time, the “2015 Plan”), and our clawback policy. Under the Compensation Committee charter, our Chief Executive Officer has been delegated the authority to grant awards under our equity compensation plans to persons who are employees of Golden at or below the senior vice president level who are not serving as executive officers of Golden nor deemed to be a “named executive officer” of Golden within the meaning of SEC rules and regulations, provided that no such grant for any one individual may exceed 10,000 shares and all such grants after April 1, 2018 may not exceed 100,000 shares in the aggregate, in each case without the prior approval of the Compensation Committee. Under the 2015 Plan, the Compensation Committee may delegate its duties and responsibilities to subcommittees of our directors and/or officers for awards to certain non-executive employees, subject to certain limitations that may be imposed under applicable law or regulation, including Section 16 of the Exchange Act, and/or stock exchange rules, as applicable.
The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. Golden will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors hired by the Compensation Committee.
The Compensation Committee held four meetings during the year ended December 31, 2024. Our Chief Executive Officer does not participate in deliberations concerning, and was not present for the vote on, his compensation arrangements. Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Compensation Discussion and Analysis.”
Corporate Governance Committee
Our Corporate Governance Committee currently consists of Mrs. Dozier (Chair), Mr. Chien and Mr. Wright. Mr. Marnell III served as a member of the Corporate Governance Committee until his resignation from our Board of Directors on May 13, 2024. Each current and proposed member of the Corporate Governance Committee is an independent director, as defined by the Nasdaq Stock Market listing standards.
The Corporate Governance Committee operates under a written amended and restated charter adopted by the Board of Directors. The primary role of the Corporate Governance Committee is to (i) review and periodically reassess the overall corporate governance guidelines and policies for Golden; (ii) consider and make recommendations to the full Board of Directors concerning the appropriate size, organization, function and needs of the Board of Directors, including establishing criteria for Board of Directors membership and considering, recruiting and recommending candidates (including those recommended by shareholders) to fill new Board of Directors positions; (iii) annually reviewing performance of the current members of the Board of Directors; and (iv) recommending a slate of nominees to the Board of Directors to be considered for election or re-election at our annual meeting of shareholders. The Corporate Governance Committee is also responsible for reviewing and evaluating the performance of the Board of Directors, including overseeing the annual self-evaluation process for the Board of Directors and each of our standing committees, and ensuring that the Board of Directors receives periodic briefings and education on core concepts and trends that impact our industry, business and communities we operate in.
The Corporate Governance Committee also has oversight over corporate social responsibility initiatives, including human capital matters, and is committed to incorporating environmentally sustainable and socially responsible practices into our business operations, with an ongoing focus on environmental excellence, sustainability governance and social impact. The Committee reviews corporate social responsibility matters as they pertain to the Company’s business and long-term value creation for the Company and its shareholders, and makes recommendations to the Board of Directors regarding these issues.
The Corporate Governance Committee also reviews candidates for director and executive officer positions and presents qualified candidates to the full Board of Directors for nomination. Qualified candidates will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Corporate Governance Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, potential concerns regarding director independence or conflicts of interest and other factors relevant in evaluating director nominees and executive officer candidates. Additionally, the Board of Directors will consider whether or not the candidate would be found suitable to be issued a gaming license. This is a requirement of continued Board of Directors membership and executive officer positions, as our directors and executive officers are subject to a variety of regulatory and licensing requirements in the various jurisdictions in which we operate gaming facilities. If any gaming authority with jurisdiction over our business were to find any of our directors or executive officers unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever our relationship with that person. If the Corporate Governance Committee approves a new candidate for further review following an initial screening, the Corporate Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Corporate Governance Committee, along with our Chief Executive Officer, and President and Chief Financial Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the new candidate. The Corporate Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on company matters, and willingness to assume fiduciary responsibility.
Recommendations for candidates to be considered for election to the Board of Directors at our annual shareholder meetings may be submitted to the Corporate Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Corporate Governance Committee. In order to make such a recommendation, a shareholder must submit the recommendation in writing to the Corporate Governance Committee, in care of our Secretary at our corporate office address, at least 120 days prior to the mailing date of the previous year’s Annual Meeting proxy statement. To enable the Committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:
•The name and address of the nominating shareholder and of the director candidate;
•A representation that the nominating shareholder is a holder of record of our common stock and entitled to vote at the current year’s Annual Meeting;
•A description of any arrangements or understandings between the nominating shareholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the shareholder;
•A resume or biographical information detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board of Directors position;
•Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated by the Board of Directors; and
•The consent of each nominee to serve as a director if so elected.
The Corporate Governance Committee held four meetings during the year ended December 31, 2024.
Compliance Committee
Our Compliance Committee currently consists of: Mr. Lipparelli (Chair) and Mr. Wright (each of whom is a director of Golden), and Charles H. Protell, our President and Chief Financial Officer. In addition, the Nevada Gaming Control Board requires all non-restricted casino licensees in Nevada to include an independent committee member on its Compliance Committee and we therefore have engaged Thomas Jingoli, Executive Vice President and Chief Operating Officer for Konami Gaming, Inc., to serve in that role.
The Compliance Committee was formed by the Board of Directors. The primary purpose of the Compliance Committee is to oversee the proper implementation of our Gaming Compliance and Reporting Plan (the “Compliance Plan”) that is required by our order of registration with the Nevada Gaming Commission. Among other things, the role of the Compliance Committee is to: (i) ensure the effective implementation of the Compliance Plan; (ii) review and reassess periodically the adequacy of the Compliance Plan and the applicable reporting system utilized by our corporate compliance officer, and recommend any changes as deemed appropriate; (iii) identify and bring to the attention of the Board of Directors current and emerging corporate gaming and regulatory compliance trends and issues that may affect our business operations, performance, public image or compliance with applicable local, state and federal laws; (iv) provide oversight and periodic review of our regulatory compliance policies, programs and systems; and (v) generally make recommendations to the Board of Directors on gaming and regulatory compliance matters.
The Compliance Committee held four meetings during the year ended December 31, 2024.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Mr. Wright (Chair), Mr. Chien and Mrs. Dozier. Mr. Marnell III served as a member of the Compensation Committee until his resignation from our Board of Directors on May 13, 2024. There were no relationships among members of the Compensation Committee, members of our Board of Directors or executive officers of Golden who served during the year ended December 31, 2024 that require disclosure under Item 407(e) of Regulation S-K promulgated under the Exchange Act.
Board of Directors’ Role in Risk Oversight
Our Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our exposure to risk. The Board of Directors is regularly updated regarding risks that we face, including information security risks and risks that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists our Board of Directors in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial and information security risk exposure and review of related party transactions. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Corporate Governance Committee manages risks associated with the independence of the Board of Directors, including considering whether any director nominees have relationships or potential conflicts of interest that could affect their independence. The Corporate Governance Committee is also responsible for assessing and reviewing risks related to corporate social responsibility matters. The Corporate Governance Committee controls and monitors the processes related to such risks through obtaining regular updates from management’s Corporate Social Responsibility Committee and identifies, manages and mitigates such risks through shifting the Company’s long-term strategic goals.
While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed of risks we face through reports from our committees and management.
Insider Trading Policy
We have insider trading policies and procedures that govern the purchase, sale and other dispositions of our securities by directors, officers and employees. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. It is our policy to comply with U.S. insider trading laws and regulations, including with respect to transactions in our own securities.
Environmental Stewardship
Water and Energy Efficiency
We are focused on enhancing our environmental leadership and are committed to preserving water resources by regularly reevaluating our water management program and expanding energy efficient technologies. Our goal is to reduce our consumptive water use and invest more efforts in water reuse and conservation programs. For example, we implemented xeriscaping as an environmental design choice, which allows for a reduction in our water usage and maintenance costs associated with commercial landscaping and allows us to adapt to the current pressures around monitoring and minimizing water usage. We plan to increase our investment in smart technologies that allow us to track our usage of utilities more efficiently and to prioritize budgeting for water-efficient equipment and appliances.
We are committed to energy efficiency and continue an ongoing effort of LED lighting conversions, upgrading of escalators and elevators in various properties and replacing existing assets with new efficient models at all our casino properties and branded tavern locations. Our long-term goal is to continue focusing on energy efficiency and conservation.
Management’s Corporate Social Responsibility Committee is responsible for leading sustainability practices and strategy, while facilities teams are responsible for maintaining, monitoring and reviewing our current levels of water and energy usage, with the ultimate goal of optimizing and reducing our overall water and energy consumption. Our current water and energy policies are in compliance with federal, state and local regulations.

Recycling and Waste Management
We continue highlighting the importance of waste reduction. We partner with multiple recycling companies and take an active part in landfill diversion initiatives. We recycle through third-party services and our efforts include recycling plastic, paper, cardboard, linens and vegetable oil. We initiated an “all-shred” program, partnering with a paper recycling company. In addition, our team members participate in community cleanup days alongside local organizations.
Social Responsibility
Our organization’s environmental and social goals as well as our team members’ involvement have a positive impact on the communities we serve. We encourage our team members’ engagement in volunteerism and support our team members’ involvement in local philanthropic opportunities. We are committed to supporting our military community by offering a variety of discounts at our casino properties and branded taverns.
We are proud to be involved in various charitable events, which have included fundraisers for amyotrophic lateral sclerosis (“ALS”), the Keep Memory Alive foundation for brain disorders, Scale The STRAT for the American Lung Association, and others. We have been contributing to the Nevada AAA Scholarship fund since 2018 and donate $0.2 million each year. We support food security programs, including but not limited to, Feed a Family, Meals for Christmas and Thanksgiving, and our team members volunteer in food banks. In addition, we participate in “adopt the school” programs in each community in which we operate and support local schools through both charitable donations and supply drives. At the end of 2024, we acquired and installed Everi Cares Giving kiosks across our casino properties and provided our guests the opportunity to donate change to select charities. This program allowed us to contribute a total of $0.1 million to Opportunity Village, Boys & Girls Club of Southern Nevada, United Way of Southern Nevada and Communities in Schools Nevada. For the year ended December 31, 2024, we donated over $1.0 million and volunteered nearly 11,000 hours to various local and national organizations benefiting children and local families, furthering the advancement of education and career opportunities, and promoting health awareness.
In 2024, we issued a Corporate Social Responsibility Report which can be located at https://www.goldenent.com/our-policies/Corporate-Social-Responsibility-Report-2024.pdf.
Responsible Gaming, Marketing and Advertising
We consider responsible gaming to be an important part of our overall marketing strategy. We are a member of the Nevada Council on Problem Gaming and have contributed nearly $0.4 million to the organization since 2015. Our marketing practices adhere to legal and regulatory requirements. We put a significant emphasis on raising awareness about our commitment to responsible gaming to mitigate risks and promote a healthy gaming experience throughout our properties and branded tavern locations. We are also committed to promoting responsible gaming practices and providing responsible gaming information to our customers.
We include a toll-free help number and responsible gaming messaging at all of our properties and branded tavern locations. We prohibit any marketing and advertisements directed toward underage persons or high-risk individuals. Our patrons have an opportunity to be removed from any promotional mailings and gambling by requesting to be a part of our self-exclusion program.
We train our team members on ways to detect and prevent minors from gambling and consuming alcohol or loitering in designated gaming areas. This training is required to be taken by all team members upon hire.
Human Capital Management
We are committed to recruiting, developing and retaining a superior workforce. We have a long history and deep cultural commitment to service and authenticity. Our human capital management is overseen by our Senior Vice President of Human Resources who provides updates on human capital related matters to our executive leadership team on an ongoing basis and to our Corporate Governance Committee upon request, but at least annually.
As of December 31, 2024, we employed approximately 5,300 team members and approximately 1,500 of our team members were covered by various collective bargaining agreements.
Recruiting
We recruit applicants by utilizing various recruitment platforms and sources in an effort to secure a pool of applicants with varied backgrounds and ensure the sustainability of our talent pipeline. We routinely evaluate and enact strategic wage adjustments throughout our employee base to remain competitive with market conditions and to improve retention.
In 2024, we continued our relationships with various local non-profit organizations to connect job seekers with employment opportunities within Golden and hosted hiring events throughout the year. We continued our outreach to academic institutions, including University of Nevada – Las Vegas, to offer internship programs for students within our Finance, Accounting, Hospitality, Marketing and Information Technology departments to source candidates with varied backgrounds.
We continue to enhance our training initiatives so that those with a skills gap or no prior experience can receive training enabling them to perform their job duties effectively. Further, we provide leadership and behavioral interviewing training to support investment in our top talent. We maintain recruitment opportunities on our website that also includes access to our Company’s policies and commitment statements.
Mission and Values
We continue to emphasize our organizational mission and values, as well as our “I CARE” guest service initiative. Our mission is to create authentic entertainment experiences where premium service is delivered at an exceptional value while supporting our visitors and the local communities we serve.
Team Member Benefits and Well-Being
We engage with a nationally recognized benefits consulting firm to independently evaluate the effectiveness and competitiveness of our benefits program within the industry. We offer our team members several options for annual benefits enrollment, including enrollment by telephone, online or through an app, and we support multi-lingual options. Our comprehensive benefits program provides our team members with the flexibility to choose their preferred medical, dental and vision plans. In addition, we offer telemedicine, flexible spending and health savings accounts, life insurance and a retirement plan that provides an annual discretionary match. We also offer a variety of optional benefits to promote the health and security of our employees and their families, including disability insurance and expanded life insurance coverage, critical illness and accident insurance, legal, identity theft, auto and home insurance, and pet insurance. We view mental health services as a fundamental part of our benefits program and offer a comprehensive suite of related benefits, including online mental health counseling through our team member assistance program. Additionally, we offer extended benefits to employees with chronic health conditions through our medical and prescription provider. Services include case management and a prescription savings program. We also offer additional resources to our team members to assist them through the qualification and election process for Medicaid and Medicare.
We continue to offer a number of on-site health services to ensure the health and well-being of our team members. Such services are offered free of charge and include, but are not limited to, dental exams, preventative care health screenings, and mental health awareness and support.
Safety, Training, Employee Retention and Development
We consider employee training, retention, and development to be an important part of our overall employee professional development policy, as such initiatives also lead to a higher level of team member engagement and job satisfaction.
In 2024, we enhanced our learning management system, internally branded as “GEMS,” by adding 22 learning opportunities. All safety and compliance training, except certain required hands-on certifications, are part of the online curriculum. Certifications have been assigned to manage recurring safety and regulatory compliance requirements. The training catalog includes multiple courses for leadership and management processes, as well as options to improve technical skills. Additionally, we have expanded department level training and development initiatives with leadership facilitated instructor training. We have also invested in resources to make online training more accessible to our team members, which resulted in nearly 73,000 training courses completed in 2024. A safe workplace is our paramount goal. We maintain a safe workplace environment through the implementation of suitable safety procedures by knowledgeable team members properly using appropriate tools and equipment. We host an annual company-wide safety summit to promote work safety and achieve long-term risk reduction.
Our investment in our team members’ talent and ongoing development is one of the key aspects of our employee retention efforts, as we believe that creating an involved environment for our team members sets us apart from our competitors and makes us an attractive employer. We consider employee retention to be an integral part of our overall employment strategy and invest in the continuous development of our team members and their growth within the company.

Affinity Groups
In 2022, we launched our Golden Women’s Group (“GWG”), a women’s leadership development program dedicated to the workplace advancement of women. The mission of the GWG is to promote a support network among its members and to provide mentoring and professional education for established and emerging women leaders within our organization.
Cybersecurity
Maintaining and improving our cybersecurity capabilities is a high priority for our business. Our Board of Directors considers cybersecurity risk as part of its risk oversight function and has delegated to the Audit Committee of our Board of Directors oversight of cybersecurity and other information technology risks. The Audit Committee oversees management’s implementation of our cybersecurity risk management program. The Audit Committee receives semi-annual reports from our General Counsel and Chief Technology Officer on our cybersecurity risks and the implementation of our cybersecurity risk management program. In addition, management updates the Audit Committee, as necessary, regarding any material cybersecurity incidents, as well as any incidents with lesser impact potential.
The Audit Committee reports to our Board of Directors regarding its activities, including those related to cybersecurity. Our Board of Directors also receives briefings from management on our cyber risk management program, including presentations on cybersecurity topics from our Chief Technology Officer, internal security staff or external experts as part of the Board of Directors’ continuing education on topics that impact public companies.
Our management team has formed a dedicated group, including our General Counsel, Chief Technology Officer, and key information technology team members from our information technology security, compliance, vendor management office and our project management office, which is responsible for assessing and managing our material risks from cybersecurity threats. This group meets on a quarterly basis to discuss the results of our cybersecurity and privacy matters and to evaluate new technologies from a security, operational, and regulatory perspective prior to their implementation. Their findings are summarized in a comprehensive report that is reviewed by our Audit Committee. Our Chief Technology Officer has over 30 years of experience in cybersecurity related to infrastructure (on-premise and cloud based), security (managed both internally and by third-party providers), and development (agile and waterfall methodologies). Our Chief Technology Officer is supported by a team of information security and compliance professionals and third-party partners.

Our management team supervises efforts to prevent, detect, mitigate, and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel; threat intelligence and other information obtained from governmental, public or private sources, including external consultants engaged by us; and alerts and reports produced by security tools deployed in the IT environment. In addition, subsequent to our 2024 fiscal year end, on January 6, 2025, we became a member of the Retail & Hospitality — Information Sharing and Analysis Center, a non-profit organization that will allow us to further strengthen our cybersecurity risk management by gaining gaming industry specific knowledge and intelligence.
Throughout our organization, we maintain cybersecurity awareness and training programs through our learning management platform as well as through our internal policies and certifications, which are subject to review and oversight by our management and our Board of Directors. All newly hired team members are required to take training courses with a particular focus on the acceptable use of technology and related cybersecurity risks. E-mail phishing training and testing are performed routinely throughout the year.
Corporate Policies and Procedures
Our Board of Directors reviews our corporate practices and organizational policies on an ongoing basis. We are committed to maintaining a strong and effective corporate governance structure. We have developed and regularly update our corporate governance documents located at https://www.goldenent.com/governance.html. Our corporate policies that were updated in 2024 and published on our corporate website at https://www.goldenent.com/our-policies.html are listed below:

Our Policies
Anti-Human Trafficking and Anti-Modern Slavery Policy
Non-Discrimination, Non-Harassment and Non-Retaliation Policy
Responsible Gaming and Marketing Policy
Anti-Bribery, Anti-Corruption and Anti-Money Laundering Policy
Gaming Compliance Plan
Human Rights Statement
Community Impact Statement
Supplier Code of Conduct
Health and Safety Statement
Management’s Corporate Social Responsibility Committee
In 2023, we created a management Corporate Social Responsibility Committee, which is comprised of Legal, Finance and Human Resource team members. The Corporate Social Responsibility Committee meets on a quarterly basis and provides reports on corporate and social matters to the Corporate Governance Committee. The Corporate Social Responsibility Committee assists the Corporate Governance Committee in (i) developing, reviewing and evaluating the Company-wide polices, related to Corporate Social Responsibility and other issues; (ii) working with the Company’s executives and management in developing strategies and goals by integrating sustainability into the strategic business activities and analyzing potential future risks for the Company; (iii) advising the Company’s executives and management on disclosures pertaining to the Company’s business and its stakeholders. The Corporate Governance Committee is responsible for the oversight of the Company’s Corporate Social Responsibility goals and initiatives.
Corporate Governance
We enforce strict insider trading policies and blackout periods for our executive officers and directors, and have stock ownership guidelines for our directors, executive officers and senior vice presidents. All of our Directors are independent, other than our Chief Executive Officer Mr. Sartini. Mr. Wright currently serves in the role of Lead Independent Director, which provides strong independent leadership for our Board of Directors and a balance to our combined Chairman and Chief Executive Officer structure. We enhanced our Board of Directors’ matrix, expanding the Board of Directors’ qualifications and expertise, and highlighted the relevant experience and skills that help us to review and assess the Board of Directors’ capacities and provide greater transparency to investors.

DIRECTOR COMPENSATION
Director Compensation Program
Under our non-employee director compensation program, non-employee members of our Board of Directors receive annual cash retainers for board and committee service, payable in arrears in quarterly installments, and an annual time-based restricted stock unit (“RSU”) award under the 2015 Plan. The annual cash retainers provided to our non-employee directors are outlined below:

Title	Annual Cash Retainer
Board Service	$60,000
Audit Committee - Chair	25,000
Audit Committee - Member	12,500
Compensation Committee - Chair	20,000
Compensation Committee - Member	10,000
Corporate Governance Committee - Chair	15,000
Corporate Governance Committee - Member	7,500
Compliance Committee - Chair	20,000
Compliance Committee - Member	10,000
We do not currently pay additional compensation to a director for serving as our Lead Independent Director. For the annual time-based RSU award, the number of units issued each year is equal to $162,500 divided by the 10 day trailing average closing price of our common stock for the period preceding the date of grant. Each annual award vests in full on the first anniversary of the grant date. All such awards vest in full in the event of a “Change in Control” (as defined in the 2015 Plan) or the director’s termination of service due to death or disability. Our average non-employee director compensation structure is set near the peer group median, with a competitive mix of equity and cash. The peer group for setting director compensation is the same peer group used by the Compensation Committee for purposes of setting executive compensation, as discussed below under “Compensation Discussion and Analysis.”
Director Stock Ownership Guidelines
Under our Stock Ownership Guidelines, non-employee directors are expected to own Golden common stock with a market value equal to five times the value of the non-employee director’s annual cash retainer (excluding any annual cash retainer for committee membership or chairmanship), for as long as he or she remains a non-employee director. Under the Stock Ownership Guidelines, applicable ownership of common stock includes:
•Shares held of record or beneficially by the non-employee director, by his or her spouse, or by trusts for the benefit of the non-employee director, his or her spouse, or members of his or her immediate family;
•Shares held in a 401(k) or other qualified pension or profit-sharing plan or deferred compensation plan for the benefit of the non-employee director; and
•Time-based RSUs that are subject to vesting restrictions based on continued service.
However, the following do not count towards ownership under the current Stock Ownership Guidelines: (i) any performance-based awards that are subject to forfeiture based on Golden’s attainment of performance goals set by the Compensation Committee, or (ii) shares of common stock subject to outstanding and unexercised stock options or warrants, whether vested or unvested and whether exercisable or unexercisable. As of December 31, 2024, each of the non-employee directors met our Stock Ownership Guidelines.
2024 Director Compensation Table
The following table sets forth a summary of the compensation paid to our non-employee directors pursuant to our compensation policies for the year ended December 31, 2024. Mr. Sartini is not paid any fees or other compensation for services as a member of our Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Andy H. Chien (3) (4)	$90,282	$154,316	$244,598
Ann D. Dozier (3)	90,017	154,316	244,333
Mark A. Lipparelli (3)	105,000	154,316	259,316
Anthony A. Marnell III (2)	28,547	—	28,547
Terrence L. Wright (3)	91,593	154,316	245,909
(1)Represents the full grant date fair value of the awards granted to the non-employee directors in 2024, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation. The full grant date fair value is the amount Golden will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the non-employee directors. A discussion of the assumptions used in the valuation of the stock awards may be found in Note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(2)Mr. Marnell III resigned from our Board of Directors on May 13, 2024.
(3)As of December 31, 2024, the individuals who served as non-employee directors during 2024 held the following outstanding option awards and unvested RSU awards:

Name	Shares Underlying Option Awards	Unvested RSU Awards (a)
Andy H. Chien	—	9,667
Ann D. Dozier	—	5,375
Mark A. Lipparelli	—	9,667
Anthony A. Marnell III	—	—
Terrence L. Wright	30,000	9,667
(a)    Messrs. Chien, Lipparelli and Wright elected to defer the vesting of their 2023 RSU awards, which will be released at a future date elected by these non-employee directors.

EXECUTIVE OFFICERS
Biographical information for the executive officers of Golden as of the date of this proxy statement (other than our Chairman of the Board of Directors and Chief Executive Officer, Blake L. Sartini, whose biographical information is provided above under “Election of Directors”) is set forth below. Executive officers serve at the discretion of our Board of Directors. There are no family relationships between our directors and executive officers, other than Blake L. Sartini II, our Executive Vice President and Chief Operating Officer, who is the son of Blake L. Sartini.
Executive Officers:

Name	Age	Position
Blake L. Sartini	66	Chairman of the Board of Directors and Chief Executive Officer
Charles H. Protell	50	President and Chief Financial Officer
Blake L. Sartini II	39	Executive Vice President and Chief Operating Officer
Viktoryia G. Pulliam	42	Senior Vice President and Chief Accounting Officer
Charles H. Protell joined Golden as Executive Vice President, Chief Strategy Officer and Chief Financial Officer in November 2016 and was promoted to President in August 2019. Mr. Protell previously also served as Golden’s Treasurer. Prior to joining Golden, Mr. Protell served as managing director at Macquarie Capital’s investment banking group since May 2011, and as co-founder and a managing director at REGAL Capital Advisors from January 2009 until its acquisition by Macquarie Capital in May 2011. Prior to co-founding REGAL Capital Advisors, Mr. Protell held various investment banking roles at Credit Suisse, Deutsche Bank and CIBC World Markets. Mr. Protell received a Bachelor of Science degree in commerce from the University of Virginia.
Blake L. Sartini II joined Golden as Senior Vice President of Distributed Gaming in July 2015 in connection with the Sartini Gaming Merger, was promoted to Executive Vice President of Operations in June 2021, and became the Company’s Executive Vice President and Chief Operating Officer in March 2024. In his current role, Mr. Sartini II assumed additional responsibility for the oversight of all Golden’s operating casinos in addition to overseeing Golden’s Nevada taverns. From January 2010 until the Sartini Gaming Merger, Mr. Sartini II served in various roles with Sartini Gaming, including as Vice President of Operations for Golden Route Operations, LLC (“GRO”), a subsidiary of Sartini Gaming, from September 2014, as assistant director for GRO from January 2012 to September 2014, and as a marketing manager from January 2010 to January 2012. Prior to joining Sartini Gaming, Mr. Sartini II served as senior business associate with the Ultimate Fighting Championship for its international event operations and talent relations in the United Kingdom. Mr. Sartini II received a Bachelor of Science degree in business administration from Chapman University in Orange, California.
Viktoryia G. Pulliam joined Golden as Director of Financial Reporting, Technical and Corporate Accounting in July 2020, was promoted to Vice President of Financial Reporting, Technical and Corporate Accounting in April 2022, and became the Company’s Senior Vice President and Chief Accounting Officer in March 2025. Ms. Pulliam has over 15 years of financial leadership experience, including nine years with public accounting firm Deloitte & Touche, where she ended her tenure as a Senior Manager serving various companies in the gaming industry. Prior to joining Golden, Ms. Pulliam served as a Director of Financial Reporting at Everi Holdings Inc. from May 2018 to July 2020, where she was responsible for various financial reporting and corporate accounting functions, including regulatory compliance with the requirements of various regulatory bodies in the United States and internationally. Ms. Pulliam is a licensed certified public accountant in the state of Nevada and received a Bachelor of Science degree in Accounting from the University of Nevada, Las Vegas.

OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management
The following table contains information about the beneficial ownership of our common stock as of March 28, 2025 for (i) each of our directors and named executive officers; (ii) all of our directors and named executive officers as a group; and (iii) each shareholder known by us to beneficially own more than 5% of our common stock. The percentage of ownership indicated in the following table is based on 26,435,285 shares of our common stock outstanding on March 28, 2025.
Information on beneficial ownership has been furnished by each director and executive officer, and with respect to beneficial owners of more than 5% of our common stock, by the Schedules 13D and 13G filed with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 28, 2025 are deemed outstanding, as well as any shares of common stock that such person has the right to acquire upon the vesting of RSUs within 60 days after March 28, 2025, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, the mailing address of each shareholder is c/o Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.

Name	Number of Shares	Percentage
Directors and named executive officers
Blake L. Sartini (1)	6,548,788	24.8%
Charles H. Protell (2)	725,779	2.7%
Blake L. Sartini II (3)	549,170	2.1%
Terrence L. Wright (4)	101,283	*
Mark A. Lipparelli (5)	82,407	*
Stephen A. Arcana (6)	57,491	*
Ann D. Dozier (7)	45,741	*
Thomas E. Haas (8)	39,681	*
Andy H. Chien (9)	13,297	*
All directors and executive officers as a group (8 persons)	8,067,310	30.5%
Other 5% shareholders
BlackRock, Inc. (10)	3,467,730	13.1%
The Vanguard Group, Inc. (11)	1,573,983	6.0%

*    Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.
(1)Includes 5,598,610 shares of common stock held by The Blake L. Sartini and Delise F. Sartini Family Trust (the “Sartini Trust”), of which Mr. Sartini is a co-trustee. 2,600,000 shares of common stock held by the Sartini Trust have been pledged as collateral for brokerage or margin accounts for Mr. Sartini. Mr. Sartini shares the power to vote and dispose of such shares with his spouse, Delise F. Sartini, who is also a co-trustee of the Sartini Trust. Also includes (i) options to purchase 904,000 shares of common stock that may be exercised within 60 days of March 28, 2025, and (ii) 46,178 shares of common stock held by Mr. Sartini.
(2)Includes (i) options to purchase 175,000 shares of common stock that may be exercised within 60 days of March 28, 2025, and (ii) 550,779 shares of common stock held by Mr. Protell. 245,789 shares of common stock held by Mr. Protell have been pledged as collateral for brokerage or margin accounts for Mr. Protell.
(3)Includes (i) options to purchase 145,000 shares of common stock that may be exercised within 60 days of March 28, 2025, (ii) 154,170 shares of common stock held by Mr. Sartini II, and (iii) 250,000 shares of common stock held by D’ Oro Holdings, LLC, in which Mr. Sartini II has a pecuniary interest.
(4)Includes (i) options to purchase 30,000 shares of common stock that may be exercised within 60 days of March 28, 2025, (ii) 61,616 shares of common stock held by Mr. Wright as of March 28, 2025, and (iii) 9,667 RSUs held by Mr. Wright that will vest within 60 days of March 28, 2025.
(5)Includes (i) 72,740 shares of common stock held by Mr. Lipparelli as of March 28, 2025, and (ii) 9,667 RSUs held by Mr.

Lipparelli that will vest within 60 days of March 28, 2025.
(6)Represents 57,491 shares of common stock held by Mr. Arcana as of March 28, 2025.
(7)Includes (i) 40,366 shares of common stock held by Mrs. Dozier as of March 28, 2025, and (ii) 5,375 RSUs held by Mrs. Dozier that will vest within 60 days of March 28, 2025.
(8)Represents 39,681 shares of common stock held by Mr. Haas.
(9)Represents (i) 3,630 shares of common stock held by Mr. Chien as of March 28, 2025, and (ii) 9,667 RSUs held by Mr. Chien that will vest within 60 days of March 28, 2025.
(10)Based solely on information contained in Schedule 13G filed with the SEC on January 23, 2024 by BlackRock, Inc. (“BlackRock”). According to such Schedule, BlackRock has sole voting power over 3,432,649 shares and sole dispositive power over 3,467,730 shares. BlackRock is a parent holding company or control person. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(11)Based solely on information contained in Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). According to such Schedule, Vanguard has sole dispositive power over 1,516,329 shares and an aggregate amount of 1,573,983 shares. Vanguard is a registered investment adviser. The address for Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.
Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. We believe that, during the fiscal year ended December 31, 2024, all of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities complied with the applicable filing requirements.
In making these statements, we have relied upon examination of the copies of all Section 16(a) forms provided to us and the written representations of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Golden owns and operates a diversified entertainment platform, consisting of a portfolio of gaming assets that focus on casino and branded tavern operations. Our portfolio includes eight casino properties located in Nevada and 72 branded taverns targeting local patrons located primarily in the greater Las Vegas, Nevada metropolitan area, featuring approximately 5,500 slots, 100 table games and over 6,000 hotel rooms.
The information contained in this Compensation Discussion and Analysis (“CD&A”) and the executive compensation disclosures below are provided for the individuals who were our named executive officers for the year ended December 31, 2024, who we refer to collectively as the “NEOs”:
•Blake L. Sartini, Chief Executive Officer and Chairman of the Board of Directors;
•Charles H. Protell, President and Chief Financial Officer;
•Blake L. Sartini II, Executive Vice President and Chief Operating Officer;
•Stephen A. Arcana, Former Executive Vice President and Chief Operating Officer; and
•Thomas E. Haas, Former Senior Vice President and Chief Accounting Officer.
Business Highlights
In 2024, Golden continued to streamline our operations. We completed a divestiture of another non-core business at an attractive multiple, reduced leverage to favorably refinance our credit facility resulting in a 50 basis points reduction of the applicable margin and elimination of the Term SOFR Adjustment of 10 basis points, and redeemed and repaid in full our senior unsecured notes in the aggregate amount equal to $287.0 million, consisting of $276.5 million in principal and $10.5 million in accrued and unpaid interest. We continued to return capital to our shareholders through the declaration of a recurring quarterly cash dividend of $0.25 per share of our outstanding common stock and paid aggregate cash dividends of $21.3 million in 2024. During 2024, Golden also repurchased 2.9 million shares of our common stock at an average price of $31.63 per share for a total of $92.1 million. We completed 2024 with revenues of $666.8 million and net income of $50.7 million, reflecting the benefit of the $69.2 million gain on the sale of distributed gaming operations in Nevada, and Adjusted EBITDA of $155.4 million. For a discussion of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, refer to page 29 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025.
We ended 2024 with $57.7 million of cash and cash equivalents and $220.0 million of borrowing availability under our revolving credit facility.
Executive Summary — Golden Executive Compensation Program
The Compensation Committee has designed our compensation programs and practices to drive financial performance and senior management focus on our business strategy. Our compensation programs and practices are intended to reward superior corporate performance and provide long-term incentives to employees in roles critical to our future.
Our Compensation Committee has adopted a number of practices and policies designed for a company our size and the marketplace in which we compete for executive talent, all to create an executive compensation program that places a significant emphasis on “pay-for-performance.” Our Compensation Committee selects and engages its own independent advisor, and engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), to serve as its independent compensation consultant for 2024. The Compensation Committee reviewed external market data and peer group data with its independent consultant and designed our executive compensation program to link executive pay to Company performance and to shareholder interests, by weighting total target compensation to the achievement of corporate performance metrics and strong stock price performance.
Annual Incentive Bonuses. Our Compensation Committee approved a 2024 performance-based annual incentive program (the “2024 Annual Incentive Program”). Our NEOs’ target incentive opportunities were set consistent with competitive market levels. The 2024 Annual Incentive Program was based on Adjusted EBITDA (as calculated for 2024 Annual Incentive Program purposes) with payout opportunities ranging from 0% to 200% of target. Due to performance level achievement below our performance requirement, our NEOs did not receive a bonus under our 2024 Annual Incentive Program.

Long-Term Incentive Awards. Our Compensation Committee approved a 2024 long-term incentive structure for our NEOs consisting of 50% RSUs (vesting over three years in equal installments) and 50% performance-based restricted stock units (“PSUs”) (earned based on one-year Adjusted EBITDA performance (as calculated for 2024 Annual Incentive Program purposes)) (other than Mr. Arcana, who received only RSUs). Payout opportunities for the PSUs range from 0% to 200% of target. The number of earned shares, if any, for the PSUs is then subject to an additional two-year service-based vesting period, with such shares vesting on the third anniversary of the grant date. Due to performance level achievement below our performance requirement, our NEOs did not earn PSUs under our 2024 Annual Incentive Program. For additional information, refer to “2024 Executive Compensation Decisions — 2024 Long-Term Equity Incentive Awards.”
Corporate Governance Highlights

	What We Do (Best Practice)		What We Don’t Allow
✓	Enforce strict insider trading policies and enforce blackout trading periods for executives and directors	X	No change-in-control severance multiple in excess of three times salary and target bonus
✓	Set meaningful stock ownership guidelines for executives and non-employee directors	X	No single-trigger or modified single-trigger change-in-control arrangements
✓	Disclose performance goals and performance results for our performance-based annual incentive program and our PSUs	X	No excise tax gross-ups upon a change in control
✓	Set a maximum individual payout limit on our performance-based annual incentive program and our PSUs	X	No re-pricing or cash buyout of underwater stock options or stock appreciation rights without shareholder approval
✓	Maintain severance and change-in-control provisions that are consistent with market practice, including double-trigger requirements for change-in-control protection	X	No enhanced retirement formulas
✓	Retain an independent compensation consultant reporting directly to the Compensation Committee	X	No guaranteed annual or multi-year compensation
✓	Appoint lead independent director	X	No market timing with granting of equity awards
Executive Compensation Program Objectives
The primary objectives of our executive compensation program are: (i) to be competitive with compensation paid by companies in the same market in which we compete for executive talent; (ii) to align executive compensation with our corporate strategies, business objectives and the interests of our shareholders by rewarding successful execution of our business plan and key corporate objectives; and (iii) to provide the majority of total compensation in the form of variable compensation, comprised of annual cash incentive awards and long-term equity incentive awards, with compensation dependent upon corporate performance results and the creation of long-term shareholder value.
Setting Executive Compensation
Role of the Compensation Committee
The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee is responsible for reviewing periodically our compensation plans, philosophy and programs, and overseeing the evaluation and compensation of our executive officers. The Compensation Committee also administers our incentive compensation plans.
Our executive compensation program is reviewed annually by the Compensation Committee. In the first quarter of each year, the Compensation Committee reviews the performance of each of our executive officers during the previous year. At this time, the Compensation Committee also reviews our actual corporate performance for the prior year and makes the final annual incentive payment determinations based on such performance and the Compensation Committee’s evaluation of each executive’s individual performance for the prior year. In connection with this annual review, the Compensation Committee also reviews and adjusts, as appropriate, base salaries and annual target bonus levels for the NEOs and reviews and grants long-term equity incentive awards to the NEOs, in each case based on the Compensation Committee’s performance evaluations, competitive market data provided by its independent compensation consultant, and other factors considered appropriate by the Compensation Committee, including internal pay equity. During the year, the Compensation Committee may also evaluate and make compensation adjustments or grants of additional discretionary bonuses and/or long-term incentive awards to our executives and certain other eligible employees, as and to the extent deemed appropriate by the Compensation Committee. The Compensation Committee is supported by management and its independent compensation consultant, as further described below.
Compensation Determination Process
The Compensation Committee determines each element of an executive’s initial compensation package within the framework of the objectives of its executive compensation program based on numerous factors, including:
•The individual’s particular background, track record and circumstances, including training and prior relevant work experience;
•The individual’s role with us and the compensation paid to similar persons in the peer companies represented in the compensation data that the Compensation Committee reviews;
•The demand for individuals with the specific expertise and experience of the executive;
•Internal equity among the executive group;
•Competitive market data for the role;
•Performance goals and other expectations for the position; and
•Uniqueness of industry skills.
In general, the terms of our executive employment agreements are initially negotiated by management and our legal counsel. The agreements for executives over whose compensation the Compensation Committee has authority are presented to the Compensation Committee for its consideration and approval.
During the review and approval process for the employment agreements for executives under its purview, and during its annual review of executive compensation, the Compensation Committee considers the appropriate amounts for each component of compensation and the compensation design appropriate for the individual executive. We seek to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. In determining each element of compensation for any given year, the Compensation Committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive.
Role of Management
The Compensation Committee relies on input and recommendations of our Chief Executive Officer when evaluating factors relative to the compensation of the NEOs. Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of these individuals and his perspective on the factors described above in developing his recommendations for their compensation, including salary adjustments, cash bonuses and equity incentives. The Compensation Committee discusses our Chief Executive Officer’s recommendations, reviews competitive market data from our independent consultant, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.
Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee, which approves any adjustments to his base salary, cash bonus or equity incentives from year to year. The Compensation Committee reviews the Chief Executive Officer’s performance for the year and competitive market data from our independent consultant and makes determinations regarding his compensation independently and without him present. As required by the Nasdaq listing standards and our corporate governance guidelines, the Chief Executive Officer does not participate in deliberations concerning, or vote on, his compensation arrangements and does not opine on the compensation arrangements of our Executive Vice President and Chief Operating Officer due to the relationship between these executives.
In addition to recommendations put forth by our Chief Executive Officer, other members of our executive team are involved in the compensation process by assembling data to present to the Compensation Committee. Other members of our executive management team also may attend portions of the Compensation Committee meetings from time to time.
Role of the Independent Compensation Consultant
For 2024, the Compensation Committee engaged Aon, an independent compensation consultant, to provide independent executive compensation advisory services, including recommending an appropriate peer group for setting 2024 compensation and conducting a 2024 annual total compensation study for executive and key manager positions. Aon did not provide any other services to us in 2024 beyond its engagement as an advisor to the Compensation Committee on executive and director compensation matters. After review and consultation with Aon and management, the Compensation Committee determined that Aon was independent and that there was no conflict of interest resulting from retaining Aon during the year ended December 31, 2024. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.
Peer Companies and Competitive Market Data
The Compensation Committee annually approves a peer group to be used for comparative market data as well as executive compensation program design. The peer group is constructed with input from the Compensation Committee’s independent compensation consultant and management and is ultimately approved by the Compensation Committee after review. The Compensation Committee worked with Aon to assess our peer group and approved an updated peer group for use by the Compensation Committee for purposes of determining 2024 compensation.
The parameters for determining the appropriate peer group annually are a combination of the following:
•Gaming, hotel, and leisure companies;
•Revenues of approximately 0.4x to 3.0x Golden’s annual revenues;
•Companies using Golden as a peer company;
•Peer companies of the peer companies; and
•Companies Golden competes with for management talent and business.
The peer group approved by the Compensation Committee for purposes of establishing executive compensation for 2024 consisted of 11 companies in the gaming and hospitality industries, which peer group remained unchanged from 2023. The Compensation Committee used this peer group consisting of the companies presented in the table below in connection with its evaluation of competitive target total compensation opportunities for executive officers for 2024 (listed from largest to smallest by revenue):

Company	Ticker
Penn National Gaming, Inc.	PENN
Boyd Gaming Corporation	BYD
Bally's Corporation	BALY
Cedar Fair, L.P.	FUN
Churchill Downs Inc.	CHDN
Sphere Entertainment Co.	SPHR
Red Rock Resorts, Inc.	RRR
Accel Entertainment, Inc.	ACEL
Choice Hotels International, Inc.	CHH
The Marcus Corporation	MCS
Monarch Casino & Resort, Inc.	MCRI
Following our divestiture of our distributed gaming business, which reduced our ongoing annual revenues, the Compensation Committee approved a new peer group with median annual revenues of approximately $800 million reflecting our smaller revenue size. The new peer group established for purposes of 2025 executive compensation decisions is as follows:

Company	Ticker
Boyd Gaming Corporation	BYD
Red Rock Resorts, Inc.	RRR
Wyndham Hotels & Resorts	WH
BJ’s Restaurants	BJRI
Accel Entertainment, Inc.	ACEL
Sphere Entertainment Co.	SPHR
Dine Brands Global	DIN
Choice Hotels International, Inc.	CHH
The Marcus Corporation	MCS
Monarch Casino & Resort, Inc.	MCRI
Target Hospitality	TH
Inspired Entertainment	INSE
Full House Resorts	FLL
Peer group disclosure is supplemented with survey market data for selected roles, where broader U.S. market comparisons are relevant. We believe the review of both peer group and survey data provides an appropriate comprehensive market overview for determining compensation adjustments. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.
The Committee uses competitive compensation data from the annual total compensation study of peer companies and surveys to inform decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader United States market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
The allocation of an executive’s target total cash compensation and his annual long-term incentive awards may vary from year to year. However, the Compensation Committee believes that all executive officers should have a significant amount of their total compensation package in the form of performance-based incentive compensation (annual cash bonus incentives) and long-term incentive compensation (long-term equity-based awards).
Consideration of Say-on-Pay Vote Results
At our 2024 annual meeting of shareholders, shareholders approved, on an advisory basis, the compensation of our NEOs at that time, as disclosed pursuant to the compensation disclosure rules of the SEC, with approximately 86% of shareholder votes cast in favor of our say-on-pay resolution (excluding abstentions and broker non-votes). As the Compensation Committee evaluated our executive compensation policies and practices following the 2024 annual meeting of shareholders, the Committee was mindful of the strong support our shareholders expressed for our compensation philosophy and objectives. As a result, the Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on incentive compensation that rewards our executive officers when they deliver value for our shareholders. The Compensation Committee will continue to consider the outcome of say-on-pay advisory votes when making future compensation decisions for our NEOs.
Key Elements of Executive Compensation Program and Outcomes
The following table provides a summary of the compensation program and performance outcomes for our named executive officers in 2024:

Component	Proportion of Total Target Pay	Structure and Features	2024 Performance Outcome
Base Salary	•CEO: 16% •Other NEOs: 22%	•Base salary aligned with others in our compensation peer group	•15.8% base salary increase for one NEO due to promotion
Annual Incentive	•CEO: 24% •Other NEOs: 22%	Structure: •100% performance-based cash incentive Features: •Rigorous pre-set goals •Payout capped at 200% of target based on performance goal achievement	•Performance goal achievement of 82.3% •Payout of 0%
Long-Term Equity Incentive	•CEO: 60% •Other NEOs: 56%	Structure: •50% PSUs •50% RSUs Features: •One-year performance period followed by two- year time-based vesting requirement for PSUs •Three-year ratable vesting for RSUs	•Performance goal achievement of 82.3% •PSUs certified at 0% of target
All of these elements of compensation are taken into account when compensation decisions are made by the Compensation Committee. The following charts reflect annual target compensation mix for our Chief Executive Officer and other NEOs:

2024 Executive Compensation Decisions
Base Salary
Based on a review of competitive market data provided by Aon, the Compensation Committee approved the following base salaries:

NEO	2023 Base Salary	2024 Base Salary	% Change
Blake L. Sartini	$1,050,000	$1,050,000	—%
Charles H. Protell	785,000	785,000	—%
Blake L. Sartini II (1)	475,000	550,000	15.8%
Thomas E. Haas	300,000	300,000	—%
Stephen A. Arcana (2)	630,000	580,000	(7.9)%

(1)Effective March 20, 2024, Mr. Sartini II was promoted to Golden’s Executive Vice President and Chief Operating Officer. In connection with this promotion, Mr. Sartini II entered into an amended and restated employment agreement that provides for an annual base salary of $550,000 based on a thorough review of external competitive market data and internal alignment objectives.
(2)Effective March 20, 2024, Mr. Arcana ceased serving as Golden’s Executive Vice President and Chief Operating Officer and was appointed as Golden’s Chief Development Officer. In connection with this change, Mr. Arcana entered into an amended and restated employment agreement with Golden that provides for an annual base salary of $580,000 for 2024.
Any future adjustments to base salary for our NEOs will be reflective of factors such as the scope of their responsibilities, background, track record, training and experience, as well as competitive external market positioning and the overall market demand for such executives. As with total executive compensation, we intend that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities. An executive’s base salary will be evaluated together with components of the executive’s other compensation to ensure that the executive’s target and actual total compensation are consistent with our overall compensation philosophy.
Annual Incentive Program
Under Golden’s 2024 Annual Incentive Program, each NEO’s annual bonus is generally tied to corporate goals established at the beginning of each fiscal year by the Compensation Committee, and if there is more than one corporate performance goal, with the relative weightings between those goals also approved by the Compensation Committee. A portion of an NEO’s annual bonus may also be determined in the discretion of the Compensation Committee based on the participant’s individual performance and such other factors as the Compensation Committee deems appropriate. A participant must generally remain employed through the date of payment of his or her annual bonus under the annual incentive program in order to remain eligible to receive such bonus.
The 2024 Annual Incentive Program provided annual bonus opportunities for the NEOs and other employees designated as participants by the Compensation Committee. The methodology for determining annual bonuses under the 2024 Annual Incentive Program was designed to motivate and reward participants for their contributions to Golden, based on Adjusted EBITDA performance (as calculated for 2024 Annual Incentive Program purposes). After a thorough review of competitive market data provided by Aon, the 2024 target bonus opportunities approved by the Compensation Committee represented no change from 2023 (other than with respect to Mr. Arcana, whose target bonus was decreased for 2024).

NEO	2023 Target	2024 Target
Blake L. Sartini	150%	150%
Charles H. Protell	115%	115%
Blake L. Sartini II (1)	85%	100%
Thomas E. Haas	75%	75%
Stephen A. Arcana (2)	115%	90%

(1)Effective March 20, 2024, Mr. Sartini II was promoted to Golden’s Executive Vice President and Chief Operating Officer. In connection with this promotion, Mr. Sartini II entered into an amended and restated employment agreement that provides for an annual target bonus opportunity of 100% of his base salary. Effective February 24, 2025, Mr. Sartini II entered into an amended and restated employment agreement that provides for an annual target bonus opportunity of 110% of his base salary.
(2)Effective March 20, 2024, Mr. Arcana ceased serving as Golden’s Executive Vice President and Chief Operating Officer and was appointed as Golden’s Chief Development Officer. In connection with this change, Mr. Arcana entered into an amended and restated employment agreement that provides for an annual target bonus opportunity of 90% of his base salary for 2024.
The corporate financial metric for purposes of the 2024 Annual Incentive Program was Adjusted EBITDA (as calculated for 2024 Annual Incentive Program purposes). We use Adjusted EBITDA because it is an objective and quantifiable measurement of our financial performance. It provides meaningful historical comparisons, is an appropriate and consistent measurement within our industry, and is the primary driver of enhanced total shareholder return. For purposes of the 2024 Annual Incentive Program, “Adjusted EBITDA” means consolidated net income of Golden Entertainment, Inc. for 2024, plus interest expense, federal, state, local and foreign income taxes (net of any federal, state, local and foreign income tax credits), depreciation and amortization expense, share-based compensation expense, any fees and expenses related to completed or proposed acquisitions or dispositions or any amendments to our credit facilities or any loan documents thereunder, pre-opening losses, charges and expenses relating to the opening of new locations operated, or to be operated, by us, any loss on disposal of assets, executive severance and sign-on bonuses, class action litigation expenses, and any non-recurring, non-cash or extraordinary charges reducing consolidated net income, including impairments and other losses; and minus any gain on disposal of assets increasing consolidated net income, any non-recurring or extraordinary gains or charges increasing consolidated net income, any net benefit from federal, state, local and foreign income taxes increasing consolidated net income, and interest income and non-cash gains increasing such consolidated net income. 2024 Adjusted EBITDA for purposes of the 2024 Annual Incentive Program was further adjusted to exclude the cost of awards payable under the 2024 Annual Incentive Program. Refer to the section of this proxy statement captioned “Pay Versus Performance” for further details about the calculation of Adjusted EBITDA (as calculated for 2024 Annual Incentive Program purposes).
Threshold, target, and maximum performance levels for Adjusted EBITDA (as calculated for 2024 Annual Incentive Program purposes) and corresponding payout opportunities were approved by the Compensation Committee in March 2025. The following two tables summarize the approved Adjusted EBITDA goals and corresponding payout opportunities and the approved actual Adjusted EBITDA performance achievement (in each case with respect to Adjusted EBITDA as calculated for 2024 Annual Incentive Program purposes) and corresponding actual payout as a percent of target:

Performance Level	Performance Requirement	2024 Adjusted EBITDA Goals (in millions) (1)	Payout as a % of Target
Maximum	115% of target	$217.1	200%
Target	100% of target	$188.8	100%
Threshold	85% of target	$160.5	50%
Below Threshold	Below 85% of target	Below $160.5	0%

2024 Adjusted EBITDA Target (in millions)	2024 Adjusted EBITDA Actual (in millions)	Percentage of Adjusted EBITDA Target achieved for 2024	Final 2024 Annual Incentive Payout as a % of Target
$188.8	$155.4	82.3%	0%

(1) Golden’s 2024 Adjusted EBITDA goals were lower than our 2023 Adjusted EBITDA goals and reflected management’s expectations for ongoing operations subsequent to the divestitures of the non-core businesses completed in 2023 and 2024.
Long-Term Equity Incentives
Compensation through the annual grants of equity awards under the 2015 Plan is intended to align executives’ and shareholders’ long-term interests by creating a direct link between a portion of executive compensation and increases in the price of our common stock. As is the case when the amounts of base salary and annual incentives are determined, a review of all elements of compensation is conducted by the Compensation Committee when determining equity awards to ensure that total compensation conforms to our overall compensation philosophy and objectives, as described above.
2024 Long-Term Equity Incentive Awards
The 2024 Long-Term Incentive Program provided equity grants to the NEOs and other employees designated as participants by the Compensation Committee. The Compensation Committee reviewed competitive market data provided by Aon advising to implement a methodology for determining equity grant sizes designed to motivate and reward participants for their contributions to Golden. The Compensation Committee approved an award equal to 50% of each executive’s target long-term incentive value in the form of RSUs and 50% of such value in the form of PSUs for a “target” number of shares (other than Mr. Arcana, who received only RSUs).
The RSUs will vest over three years in equal installments on each anniversary of the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, refer to “Executive Employment Agreements and Equity Awards Acceleration.”
The Compensation Committee considered numerous financial metrics for the PSU program. Adjusted EBITDA was approved as the financial metric for the PSU awards due to it being our primary determinant of long-term shareholder success. The Compensation Committee considered the overlap of Adjusted EBITDA in the Annual Incentive Program and Long-Term Equity Incentive Program, but ultimately decided that consistent Adjusted EBITDA performance (as calculated for 2024 Annual Incentive Program purposes) is the strongest link to our investors. The Compensation Committee will review and approve future financial targets to ensure consistent enhancement of financial performance and shareholder value on an annual basis.
The PSUs that will be eligible to vest will be determined based on our attainment of performance goals set by the Compensation Committee for 2024. The percentage achieved for the year relative to the performance objective for such year was applied to the “target” number of PSUs granted to each executive officer. In 2021, the Compensation Committee approved a structural change to the PSU grants. We changed from a two-year averaging approach to earn shares with a one-year additional vesting requirement, to a one-year performance period to earn shares with a two-year additional vesting requirement, which was applied to the PSU awards granted in 2021 - onward. The Compensation Committee firmly believes this is an enhancement that allows us to set challenging targets that better reflect current financial expectations and incorporate any changes to our business due to micro- and macroeconomic impacts to Golden and the gaming industry. The Compensation Committee continues to set challenging but reasonable targets in an uncertain environment. In addition, the final value delivered is highly dependent on sustained stock price performance over three years. The PSUs will be earned based on the following methodology:
•The performance goals for purposes of the PSUs were the same as those that were set by the Compensation Committee for purposes of the 2024 Annual Incentive Program, and the Adjusted EBITDA objectives for 2024 for purposes of the PSUs were the same as those discussed above in connection with the 2024 Annual Incentive Program. Earned shares will be dependent on our one-year performance as a percent of target.
•At “threshold” performance, 50% of the “target” number of PSUs will be earned, at “target” performance, 100% of the “target” number of PSUs will be earned, and at “maximum” performance, 200% of the “target” number of PSUs will be earned, with linear interpolation applied between performance levels.
•Following the end of 2024, the number of “earned” PSUs are then subject to two additional years of time-based vesting and will vest on March 14, 2027 (the third anniversary of the date of grant), subject to the executive’s continued employment through such vesting date.
•Based on our 2024 Adjusted EBITDA of $155.4 million (as calculated for 2024 Annual Incentive Program purposes by excluding the cost of awards payable under the 2024 Annual Incentive Program, refer to section of this proxy statement captioned “Pay Versus Performance” for further details), the 2024 PSUs were below the threshold and thus, none were “earned.”
For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, refer to “Executive Employment Agreements and Equity Awards Acceleration.”
The long-term incentive awards granted to the NEOs in 2024 are listed in the “2024 Grants of Plan-Based Awards” table. Since the 2024 achievement was below our performance requirement, none of the 2024 PSUs were earned:

NEO	2024 RSUs Granted	2024 Target PSUs Granted	2024 PSUs Earned
Blake L. Sartini	59,088	59,088	0
Charles H. Protell	35,340	35,340	0
Blake L. Sartini II	17,820	17,820	0
Thomas E. Haas	4,502	4,502	0
Stephen A. Arcana	47,270	—	—
Other Benefits
We provide our executives with the following types of other benefits: (i) perquisites; (ii) health, dental, life, and disability insurance; and (iii) retirement benefits. We will periodically review the levels of perquisites and other individual benefits provided to executive officers to ensure they fit within the overall compensation philosophy and competitive external market practices. From time to time, we may also agree to pay sign-on bonuses to executives who agree to commence employment with us.
Perquisites. Pursuant to the terms of their employment agreements, we provide certain perquisites to our NEOs with employment agreements. Each NEO with an employment agreement is entitled to an allowance for health insurance premiums, participation in the executive supplemental health insurance program, and term life insurance and disability coverage at our expense. In addition, our NEOs with employment agreements are entitled to reimbursement of country club dues, reimbursement of disability coverage and reimbursement of personal automobile lease, reimbursement of personal security and related expenses, and Mr. Sartini is also entitled to reimbursement of premiums under certain individually-obtained life insurance policies (not to exceed $200,000 annually). With respect to Messrs. Sartini, Sartini II and Arcana, these perquisites were in effect for them prior to their joining our organization in connection with the Sartini Gaming Merger in 2015.
Health, Dental, Life and Disability Insurance. We offer all of our regular employees, including the NEOs, health, life, disability and dental insurance.
Retirement Benefits. All of our regular employees, including the NEOs, who meet certain defined requirements may participate in our 401(k) plan. We have the discretion to match employee contributions. Under our current matching policy, we match one-fourth of the first four percent of gross earnings contributed by our employees, up to a maximum match of one percent. Our Board of Directors has discretion to make additional contributions to our 401(k) plan.
Severance and Change in Control Provisions. We have entered into employment agreements with each of the NEOs, aside from Mr. Haas, that provide for certain severance benefits in the event that an NEO’s employment is involuntarily or constructively terminated. We recognize the challenges executives often face securing new employment following termination. To mitigate these challenges and to secure the focus of the management team on our affairs, all executive officers are entitled to receive severance payments under their employment agreements upon certain types of termination.

The terms of these employment agreements are described under “Executive Employment Agreements and Equity Award Acceleration.” We believe that reasonable severance benefits for our executive officers are important because there may be limited opportunities for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, we provide Mr. Sartini with enhanced benefits in the event of a qualifying termination following a change-in-control as a means of reinforcing and encouraging his continued attention and dedication to his duties without personal distraction or conflict of interest in circumstances that could arise from the occurrence of a change-in-control. We believe that the interests of shareholders are best served if the interests of our senior management are aligned with them and providing change-in-control benefits for Mr. Sartini should eliminate any reluctance to pursue potential change-in-control transactions that may be in the best interests of shareholders.
We also extend severance benefits because they are essential to help us fulfill the objectives of attracting and retaining key leadership and managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by us. While these arrangements form an integral part of the potential total compensation provided to these individuals and are considered by the Compensation Committee when determining executive compensation, the decision to offer these benefits does not influence the Compensation Committee’s determinations concerning other levels of pay or benefits.
Compensation Risk Assessment
The Compensation Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Compensation Committee believes our governance policies and compensation structure result in a compensation system that is not reasonably likely to lead to management decisions that would have a material adverse effect on Golden. The following features of our programs mitigate this risk:
•The Compensation Committee retains an independent compensation consultant to assist with annual compensation decisions;
•The Compensation Committee approves the annual incentive program financial goals at the start of the fiscal year, and approves the performance achievement level and final payments earned after the end of the fiscal year;
•The 2024 Annual Incentive Program and PSUs capped potential payouts at 200% of the target opportunity to mitigate potential windfalls;
•We utilize a mix of cash and equity incentive programs, and all equity awards granted to our NEOs are subject to multi-year vesting;
•We utilize a portfolio of equity award types;
•We utilize competitive general and change-in-control severance programs to help ensure executives continue to work towards our shareholders’ best interests in light of potential employment uncertainty; and
•Executives are subject to minimum stock ownership guidelines and limitations on trading in our securities.
Stock Ownership Guidelines
Our Stock Ownership Guidelines apply to all of our executive officers and senior vice presidents (in addition to our non-employee directors discussed in “Director Compensation” above). Under our current Stock Ownership Guidelines, our executive officers and senior vice presidents are expected to own shares of our common stock with a market value as follows:

Position	Guideline Salary Multiple
Chief Executive Officer	6x Annual Base Salary
President and Chief Financial Officer; Chief Operating Officer	3x Annual Base Salary
All Other Executives	1x Annual Base Salary
Under our current Stock Ownership Guidelines, applicable ownership of common stock comprises:
•Shares held of record or beneficially by the executive, by his or her spouse, or by trusts for the benefit of the executive, his or her spouse, or members of his or her immediate family;
•Shares held in a 401(k) or other qualified pension, profit-sharing or deferred compensation plan for the benefit of the executive; and
•Time-based RSUs that are subject to vesting restrictions based on continued service.

However, the following do not count towards ownership under the current Stock Ownership Guidelines: (i) any performance-based awards that are subject to forfeiture based on Golden’s attainment of performance goals set by the Compensation Committee, or (ii) shares of common stock subject to outstanding and unexercised stock options or warrants, whether vested or unvested and whether exercisable or unexercisable. Each executive is expected to meet the requirements set forth in the Stock Ownership Guidelines by the fifth anniversary of his or her first appointment to such office. As of December 31, 2024, each of our executive officers met our Stock Ownership Guidelines.
Policy Regarding Certain Transactions in Company Securities
Our Insider Trading Policy prohibits our directors, officers and employees from engaging in the following transactions: (i) short sales of our securities and (ii) buying or selling puts or calls or other publicly traded options with respect to our securities. Aside from such prohibitions, we do not maintain any other policies regarding hedging transactions by our directors, officer and employees.
Clawbacks
On October 2, 2023, Golden adopted a compensation recovery policy as required under the Dodd-Frank Act and in accordance with the NASDAQ’s listing rules, in each case relating to recoupment of incentive-based compensation. A copy of the policy was included as Exhibit 97 to Form 10-K for the year ended December 31, 2023 and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025.
Equity Award Timing Policies and Practices
We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event material nonpublic information becomes known to the Compensation Committee before granting an equity award, the Compensation Committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety. In 2024, we did not grant awards of stock options, stock appreciation rights, or similar option-like instruments to our NEOs or our employees.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for any “covered employee” (as defined in Section 162(m)). Under Section 162(m), compensation above $1,000,000 is generally non-deductible for any covered employee. Our objectives are not always consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by us and decisions leading to future compensation levels may not be fully deductible under Section 162(m). We believe this flexibility enables us to respond to changing business conditions or to an executive’s exceptional individual performance.
Accounting for Share-Based Compensation
Golden accounts for share-based payments, including its long-term equity incentive program, in accordance with the requirements of the ASC 718.
Compensation Committee Report *
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Golden Entertainment Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 and in this proxy statement.
The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE
Terrence L. Wright (Chair)
Andy H. Chien
Ann D. Dozier

*The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

2024 Summary Compensation Table
The following table sets forth the compensation for the last three fiscal years awarded to or earned by our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total

Blake L. Sartini	2024	$1,050,000	$—	$4,025,075	$—	$329,062	$5,404,137
Chief Executive Officer and	2023	1,050,000	—	3,641,842	1,092,152	275,193	6,059,187
Chairman of the Board of Directors	2022	1,036,539	—	3,412,493	1,410,621	300,860	6,160,513

Charles H. Protell	2024	785,000	—	2,407,361	—	79,129	3,271,490
President and Chief Financial	2023	785,000	—	2,094,407	625,994	76,664	3,582,065
Officer	2022	775,577	—	1,962,479	808,532	75,651	3,622,239

Blake L. Sartini II	2024	532,115	—	1,213,898	—	55,909	1,801,922
Executive Vice President and	2023	474,038	—	1,013,835	279,972	48,897	1,816,742
Chief Operating Officer	2022	443,269	—	899,985	342,579	66,910	1,752,743

Thomas E. Haas (4)	2024	300,000	—	306,676	—	13,877	620,553
Former Senior Vice President	2023	300,000	—	240,118	156,022	9,690	705,830
and Chief Accounting Officer	2022	293,269	—	225,010	201,517	13,575	733,371

Stephen A. Arcana (5)	2024	591,923	—	1,642,633	—	95,909	2,330,465
Former Chief Development	2023	630,000	—	1,680,866	502,390	100,113	2,913,369
Officer	2022	621,923	—	1,575,013	648,886	92,902	2,938,724

(1)Represents the grant date fair value of the RSUs and PSUs granted to the NEOs in the applicable fiscal year under ASC 718. The grant date fair value is the amount at the grant date Golden expected to expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. The grant date fair value of the PSUs granted to the NEOs in 2024, 2023 and 2022 was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be 100% of the target level of performance. The full grant date fair value of the 2024 PSU awards to the NEOs, assuming the highest level of possible performance, is as follows: Mr. Sartini, $4,025,075; Mr. Protell, $2,407,361; Mr. Sartini II, $1,213,898; and Mr. Haas, $306,676. As discussed in 2024 Long-Term Equity Incentive Awards section of Compensation Discussion and Analysis — 2024 Executive Compensation Decisions, 2024 achievement was below threshold and all 2024 PSUs were forfeited. A discussion of the assumptions used in the valuation of the stock awards may be found in Note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(2)Represents amounts earned under our annual incentive program.
(3)The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” for the year ended December 31, 2024:

	Medical Cost Reimbursement	Life Insurance Benefits	Other (a)	Total
Blake L. Sartini	$47,857	$169,900	$111,305	$329,062
Charles H. Protell	37,639	2,490	39,000	79,129
Blake L. Sartini II	30,343	1,566	24,000	55,909
Thomas E. Haas	8,049	5,328	500	13,877
Stephen A. Arcana	49,450	5,328	41,131	95,909

(a)    For Mr. Sartini, the amount shown consists of $39,825 for a company paid car and $32,480 for personal security service, with the remaining amount consisting of an automobile allowance and country club dues. For Messrs. Protell and Arcana, amounts shown consist of an automobile allowance and country club dues. For Mr. Sartini II, the amount shown consists of an automobile allowance.
(4)Mr. Haas’ employment with Golden terminated effective March 21, 2025.
(5)Mr. Arcana’s employment with Golden terminated effective March 20, 2025.
2024 Grants of Plan-Based Awards Table
The following table sets forth information regarding our 2024 Annual Incentive Program and the grants of long-term incentive awards with respect to shares of our common stock to our NEOs during the year ended December 31, 2024.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Blake L. Sartini	—	$787,500	$1,575,000	$3,150,000	—	—	—	—	—
	3/14/2024	—	—	—	—	—	—	59,088	$2,012,537
	3/14/2024	—	—	—	29,544	59,088	118,176	—	2,012,537

Charles H. Protell	—	451,375	902,750	1,805,500	—	—	—	—	—
	3/14/2024	—	—	—	—	—	—	35,340	1,203,680
	3/14/2024	—	—	—	17,670	35,340	70,680	—	1,203,680

Blake L. Sartini II	—	275,000	550,000	1,100,000	—	—	—	—	—
	3/14/2024	—	—	—	—	—	—	17,820	606,949
	3/14/2024	—	—	—	8,910	17,820	35,640	—	606,949

Thomas E. Haas	—	112,500	225,000	450,000	—	—	—	—	—
	3/14/2024	—	—	—	—	—	—	4,502	153,338
	3/14/2024	—	—	—	2,251	4,502	9,004	—	153,338

Stephen A. Arcana	—	261,000	522,000	1,044,000	—	—	—	—	—
	3/20/2024	—	—	—	—	—	—	47,270	1,642,633

(1)Represents bonus opportunities under our 2024 Annual Incentive Program.
(2)Represents PSUs granted on March 14, 2024. Provided that the executives continue to render services to us through the applicable vesting date, the vesting of the PSUs is subject to our attainment of an Adjusted EBITDA target for fiscal year 2024 (as calculated for 2024 Annual Incentive Program purposes). Between 0%-200% of such “target” number of shares subject to the awards were eligible to be earned based on our attainment of performance goals set by the Compensation Committee for 2024 (which were the same performance goals approved by the Compensation Committee under Golden’s 2024 Annual Incentive Program). The percentage achievement for 2024 relative to the performance objectives for such year was determined at the end of the performance period and applied to the “target” number of shares, which achievement percentage was determined to be 0% and all 2024 PSUs were forfeited.
(3)Represents RSUs granted to the executives in 2024. Provided that the executives continue to render services to us through the applicable vesting date, the RSUs will vest in three equal installments; the first installment vested on March 14, 2025 and the remaining two installments will vest on the second and third anniversaries of the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration.”
(4)Represents the grant date fair value of the RSUs and PSUs granted to the NEOs, as calculated under ASC 718. The grant date fair value is the amount Golden will expense over the awards’ vesting period. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in the valuation of the stock awards may be found in Note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024.

2024 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth certain information relating to equity awards outstanding as of December 31, 2024 for each of our NEOs.

	Options Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Options Exercise Price (2)	Option Expiration Date	Number of Shares, or Units, of Stock That Have Not Vested (2)		Market Value of Shares, or Units of Stock That Have Not Vested (9)

Blake L. Sartini	8/27/2015	440,000	$5.34	8/26/2025	—		$—
	8/26/2016	264,000	10.51	8/26/2026	—		—
	3/20/2017	200,000	11.50	3/20/2027	—		—
	3/11/2022	—	—	—	11,177	(3)	353,203
	3/11/2022	—	—	—	30,043	(4)	949,359
	3/14/2023	—	—	—	30,453	(5)	962,311
	3/14/2023	—	—	—	31,655	(6)	1,000,298
	3/14/2024	—	—	—	59,088	(7)	1,867,181
	3/14/2024	—	—	—	—	(8)	—

Charles H. Protell	11/28/2016	150,000	10.57	11/28/2026	—		—
	3/20/2017	25,000	11.50	3/20/2027	—		—
	3/11/2022	—	—	—	6,428	(3)	203,125
	3/11/2022	—	—	—	17,276	(4)	545,922
	3/14/2023	—	—	—	17,514	(5)	553,442
	3/14/2023	—	—	—	18,204	(6)	575,246
	3/14/2024	—	—	—	35,340	(7)	1,116,744
	3/14/2024	—	—	—	—	(8)	—

Blake L. Sartini II	8/27/2015	50,000	5.34	8/26/2025	—		—
	8/26/2016	70,000	10.51	8/26/2026	—		—
	3/20/2017	75,000	11.50	3/20/2027	—		—
	3/11/2022	—	—	—	2,948	(3)	93,144
	3/11/2022	—	—	—	7,923	(4)	250,367
	3/14/2023	—	—	—	8,478	(5)	267,901
	3/14/2023	—	—	—	8,811	(6)	278,428
	3/14/2024	—	—	—	17,820	(7)	563,112
	3/14/2024	—	—	—	—	(8)	—

Thomas E. Haas	3/11/2022	—	—	—	737	(3)	23,294
	3/11/2022	—	—	—	1,980	(4)	62,568
	3/14/2023	—	—	—	2,009	(5)	63,470
	3/14/2023	—	—	—	2,086	(6)	65,918
	3/14/2024	—	—	—	4,502	(7)	142,263
	3/14/2024	—	—	—	—	(8)	—

Stephen A. Arcana	3/11/2022	—	—	—	5,159	(3)	163,027
	3/11/2022	—	—	—	13,866	(4)	438,166
	3/14/2023	—	—	—	14,055	(5)	444,138
	3/14/2023	—	—	—	14,610	(6)	461,676
	3/20/2024	—	—	—	47,270	(7)	1,493,732

(1)The options vested over a period of four years from the grant date. The options have a ten-year term from the date of grant. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration.”
(2)In accordance with the provisions of the 2015 Plan, the declaration of this one-time cash dividend triggered the requirement to make an equitable adjustment to the number and type of securities subject to each outstanding stock option, RSU and PSU under the 2015 Plan, including the exercise price of outstanding stock options. As a result, effective

August 25, 2023, the Board of Directors adjusted the exercise price of unexercised stock option awards and the number of shares underlying RSU and PSU awards held by the NEOs to reflect the cash dividend. The exercise price of outstanding stock options was reduced by $2.00 per share and each holder of an RSU or PSU award was issued additional RSUs or PSUs with a value equal to $2.00 (calculated using the closing price per share of our common stock on August 10, 2023, the ex-dividend date). The conditions of each option grant and the vesting schedule and conditions of each RSU and PSU grant remain the same (with the additional RSUs and PSUs issued as part of this adjustment subject to forfeiture on the same terms as the underlying grants). The equitable adjustment to the outstanding awards under the 2015 Plan was mandatory under the terms of the 2015 Plan and did not result in a modification of the awards under FASB ASC Topic 718. The exercise price of the outstanding stock options held by the NEOs in the table above reflects the foregoing adjustment, and the number of RSUs and PSUs included in the table above includes the additional RSUs or PSUs that were issued to the NEOs as part of the foregoing adjustment.
(3)Represents RSUs granted on March 11, 2022 that had not vested as of December 31, 2024. Such shares have since vested on March 14, 2025.
(4)Represents PSUs granted on March 12, 2022. On March 14, 2023, the Compensation Committee determined that the 2022 PSUs were “earned” at 89.6% of “target” levels based on our performance during 2022. Thus, the PSUs are reflected at such level in the table above. This number of “earned” shares was subject to two additional years of time-based vesting and such shares have vested on March 14, 2025.
(5)Represents RSUs granted on March 14, 2023. One-third of the RSUs granted to each executive vested on March 14, 2024, one-third vested on March 14, 2025 and, provided that the executives continue to render services to us through the applicable vesting date, the remaining RSUs will vest on March 14, 2026. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “Executive Employment Agreements and Equity Award Acceleration.”
(6)Represents PSUs granted on March 14, 2023. On March 14, 2024, the Compensation Committee determined that the 2023 PSUs were “earned” at 69.3% of “target” levels based on our performance during 2023. Thus, the PSUs are reflected at such level in the table above. This number of “earned” shares is then subject to two additional years of time-based vesting, with such shares vesting on the third anniversary of the date of grant, or on March 14, 2026. For information about the accelerated vesting provisions that apply to these awards under the employment agreements with the NEOs, if any, refer to “2024 Executive Compensation Decisions — 2024 Long-Term Equity Incentive Awards” above.
(7)Represents RSUs granted on March 20, 2024 that vested in full on March 20, 2025.
(8)Represents PSUs granted on March 14, 2024. Provided that the executives continue to render services to us through the applicable vesting date, the vesting of the PSUs was subject to our attainment of an Adjusted EBITDA target for fiscal year 2024 (as calculated for 2024 Annual Incentive Program purposes). Between 0%-200% of such “target” number of shares subject to the awards were eligible to be earned based on our attainment of performance goals set by the Compensation Committee for 2024 (which were the same performance goals approved by the Compensation Committee under our 2024 Annual Incentive Program). At “threshold” performance, 50% of the “target” number of PSUs were eligible to be earned, at “target” performance, 100% of the “target” number of PSUs were eligible to be earned, and at “maximum” performance, 200% of the “target” number of PSUs were eligible to be earned, with linear interpolation applied between performance levels. In March 2025, the Compensation Committee certified our results for the 2024 PSU awards and determined that 2024 PSUs were below the threshold and thus, none were “earned.” As such, the PSUs are reflected at such level in the table above.
(9)The market value per share was determined using the closing price per share of our common stock of $31.60 on December 31, 2024.

2024 Option Exercises and Stock Vested
The following table sets forth certain information relating to the exercise of stock options and the vesting of stock awards for each of our NEOs during the year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Blake L. Sartini	—	$—	159,015	$5,695,445
Charles H. Protell	—	—	190,258	6,302,354
Blake L. Sartini II	—	—	39,003	1,396,972
Thomas E. Haas	—	—	7,608	272,496
Stephen A. Arcana	340,000	6,960,074	72,243	2,587,530

(1)The value realized is calculated by multiplying the number of stock options exercised by the difference between the closing market price of Golden common stock on the date of exercise and the exercise price of the options.
(2)Represents RSUs and PSUs that vested during 2024. The value realized is calculated by multiplying the closing market price of our common stock on the release date by the number of RSUs that vested on that date.
Pension Benefits
None of the NEOs were eligible to participate in a qualified or non-qualified defined benefit pension plan during 2024.
Non-Qualified Deferred Compensation
None of the NEOs were eligible to participate in a non-qualified deferred compensation plan during 2024.
Executive Employment Agreements and Equity Award Acceleration
Employment Agreements with NEOs Other than Mr. Arcana
Golden has entered into at-will employment agreements with each of the NEOs other than Mr. Haas. Under each employment agreement, in addition to the executive’s annual base salary, the executive is entitled to participate in Golden’s incentive compensation programs applicable to the executive officers. The executive officers are also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements. Each executive officer with an employment agreement is also provided with other benefits as set forth in the respective employment agreement. In the event of a termination without “cause” or a “constructive termination” (each, a “Qualifying Termination”), each employment agreement provides for the payment of severance to the executive in connection with his termination of employment, as well as continued health benefits, as described below, and acceleration of vesting of the executive’s stock awards (other than as such accelerated vesting is revised in the award agreements for the PSUs). In the event of an executive’s termination of employment by reason of his death or disability, all of his stock awards will vest. The employment agreements also contain customary confidentiality, non-solicitation and non-compete provisions.
Under Mr. Sartini’s employment agreement, Mr. Sartini serves as our Chief Executive Officer, with such duties and responsibilities as are commensurate with the position, and reports directly to our Board of Directors. Mr. Sartini’s employment agreement, as amended, provides for an annual base salary of $1,050,000 and Mr. Sartini’s target bonus for purposes of our annual incentive compensation plan is equal to 150% of his annual base salary. In the event of a Qualifying Termination, Mr. Sartini will be entitled to receive a lump-sum payment equal to the Severance Multiplier (defined below) multiplied by the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, plus continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to (i) the number of months by which the product of the Severance Multiplier multiplied by 12 exceeds 18, multiplied by (ii) his monthly health insurance premium at the date of termination. The “Severance Multiplier” in Mr. Sartini’s employment agreement is two, provided that the Severance Multiplier will be three in the event of a Qualifying Termination occurring within 12 months following a “Change in Control” (as defined in the 2015 Plan).
Under Mr. Protell’s employment agreement, Mr. Protell serves as our President and Chief Financial Officer, with such duties and responsibilities as are commensurate with the position, and reports directly to our Chief Executive Officer. Mr. Protell’s employment agreement, as amended, provides for an annual base salary of $785,000, and Mr. Protell’s target bonus for purposes of our annual incentive compensation plan is equal to 115% of his annual base salary. In the event of a Qualifying Termination, Mr. Protell will be entitled to receive a lump-sum payment equal to the sum of his annual base salary and annual target bonus, as in effect immediately prior to the date of termination, multiplied by two. In the event of a Qualifying Termination, Mr. Protell will also be entitled to receive continued health benefits at our expense for a period of 18 months, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination.
Effective March 20, 2024, Mr. Sartini II was appointed as Golden’s Executive Vice President and Chief Operating Officer. Mr. Sartini II’s employment agreement provides for an annual base salary of $550,000 and an annual target bonus opportunity of 100% of his base salary (which was increased to 110% of his base salary in February 2025). Under the terms of the amended and restated employment agreement, on a termination without cause or a constructive termination, Mr. Sartini II will receive (i) a cash severance payment equal to two times the sum of his base salary plus his target bonus, payable in a lump sum on the 60th day following his termination, (ii) continued health benefits at active employee rates for 18 months, and (iii) a lump-sum cash payment payable on the 60th day following termination equal to six times the excess of his monthly health insurance premium amount over the monthly premium he paid as an active employee. Additionally, on a termination without cause, a constructive termination or a termination due to his death or disability, all of his unvested equity awards will vest and equity awards subject to exercise provisions will be exercisable until the later of (i) one year following his termination and (ii) such longer period as specified in the applicable stock award (subject to earlier expiration by the terms of such awards).
The employment agreements generally define “cause” to include: (i) the executive’s commission of a felony, (ii) the executive’s theft or embezzlement of property of Golden or the commission of any similar act involving moral turpitude, (iii) the failure of the executive to substantially perform his material duties and responsibilities, which failure (if curable) is not cured within 30 days after the executive’s receipt of written notice from our Board of Directors, (iv) the executive’s material violation of a significant company policy, which violation (if curable) is not cured within 30 days after the executive’s receipt of written notice from us and which violation has a material adverse effect on Golden or its subsidiaries or affiliates, (v) the failure of the executive to qualify (or thereafter the disqualification of the executive) under any regulatory or licensing requirement of any jurisdiction or regulatory authority to which the executive may be subject by reason of his position with Golden (unless waived by our Board of Directors or the Compensation Committee in its sole discretion or, in the case of Mr. Sartini’s employment agreement only, unless the failure to qualify is in a jurisdiction that Golden has entered into without Mr. Sartini’s prior consent), or (vi) the revocation of a Company gaming license, as a result of any act or omission by the executive, which revocation has an adverse effect on Golden or its subsidiaries or affiliates. The employment agreements generally define “constructive termination” as the occurrence of any of the following events or circumstances: (i) a material adverse change in the executive’s responsibilities, authority, status, position, offices, titles, duties or reporting requirements (including directorships), (ii) a reduction in the executive’s base salary or a material adverse change in the executive’s annual compensation or benefits, (iii) a requirement to relocate in excess of 50 miles from the executive’s then-current place of employment without the executive’s consent, or (iv) the breach by Golden of any material provision of the employment agreement or failure to fulfill any other contractual duties owed to the executive.
Employment Agreement with Mr. Arcana
Effective March 20, 2024, Mr. Arcana ceased serving as Golden’s Executive Vice President and Chief Operating Officer and was appointed as Golden’s Chief Development Officer. In connection with this change, Mr. Arcana entered into an amended and restated employment agreement with Golden with a term ending on March 20, 2025, unless terminated earlier, that provides for an annual base salary of $580,000 and a target bonus opportunity of 90% of his base salary for 2024. Under the terms of the amended and restated employment agreement, if Mr. Arcana’s employment terminated without cause, in a constructive termination, or due to the expiration of the term, Mr. Arcana was eligible to receive (i) a cash payment equal to his base salary, pro-rated for the remainder of the term, plus the value of his health insurance premium allowance, country club dues and car expense reimbursement that he would have been entitled to receive from the termination date through March 20, 2025, (ii) to the extent unpaid at the time of termination, payment of his 2024 annual bonus payment, calculated based on actual performance and paid at the time bonus payments are paid to active employees, but no later than March 15, 2025, (iii) continued health benefits at active employee rates for 18 months, and (iv) a lump-sum cash payment payable on the 60th day following termination equal to six times the excess of his monthly health insurance premium amount over the monthly premium he paid as an active employee. Additionally, on a termination without cause, a constructive termination, or a termination due to his death or disability or the expiration of the term, all of his unvested equity awards were eligible to vest and equity awards subject to exercise provisions are eligible to be exercisable until the later of (i) one year following his termination and (ii) such longer period as specified in the applicable stock award (subject to earlier expiration by the terms of such awards).
Mr. Arcana’s employment with Golden terminated on March 20, 2025, and he received the benefits described above upon the expiration of the term of his amended and restated employment agreement. The terms cause, constructive termination and disability in Mr. Arcana’s employment agreement had the meanings given to such terms in the other executive employment agreements described above.
Separation Agreement with Mr. Haas
In connection with his retirement in March 2025, Mr. Haas and Golden entered into a separation agreement pursuant to which, in exchange for a release of claims, Mr. Haas will receive his base salary for a period of eight months, twelve months of continued health benefits, and the remainder of his outstanding RSUs will in all events vest prior to March 15, 2026. Additionally, Mr. Haas’ earned but unvested PSUs will remain eligible to vest, and will in all events vest prior to March 15, 2026, with the vesting of any PSUs subject to completion of the applicable performance period and based on actual performance.
Equity Award Acceleration
RSUs granted to our NEOs other than Mr. Haas are eligible for accelerated vesting on the terms described in each executive officer’s respective employment agreement with Golden, if any. RSUs granted to Mr. Haas will be eligible for accelerated vesting in the event of his termination without “cause” following a change in control (with “cause” as defined in the award agreement and the term change in control having the meaning given to such term in the 2015 Plan and Restated Plan).
PSUs are excluded from the accelerated vesting terms of the employment agreements with the NEOs. Instead, the accelerated vesting of those awards is governed by the terms of the award agreements. With respect to those executives who are a party to an employment agreement, in the event of the executive officer’s termination without “cause” or resignation in connection with a “constructive termination,” or a termination upon the executive’s death or disability, PSUs will remain eligible to vest based on the actual performance achieved under the terms of the awards, or, if such termination occurs following the end of the two-year performance period, the “performance-adjusted vesting eligible” PSUs will vest on the date of termination. With respect to PSUs granted to Mr. Haas, in the event of his termination without “cause” following a change in control, Mr. Haas will vest in the “performance-adjusted vesting eligible” PSUs on the date of such termination, as determined as of the date of the change in control in accordance with the award agreement (as described below).
In the event of a change in control, the number of “performance-adjusted vesting eligible” PSUs will be determined as of the date of the change in control in accordance with the award agreement (with the performance achievement percentages based on actual performance for any completed year and “target” performance for any incomplete year), and the resulting number of “performance-adjusted vesting eligible” PSUs will vest on the third anniversary of the date of grant (subject to earlier acceleration in the event of a qualifying termination (or, with respect to Mr. Haas, his termination without “cause”), as described above).
If the PSUs are not assumed by the acquirer of Golden in a change in control, the number of “performance-adjusted vesting eligible” PSUs will vest in full immediately prior to the consummation of the change in control transaction. The terms cause, constructive termination and disability have the meanings given to such terms in each executive’s respective employment agreement (or, with respect to Mr. Haas, in the award agreement) and the term change in control has the meaning given to such term in the 2015 Plan and the amendment and restatement of the Golden Entertainment, Inc. 2015 Incentive Award Plan.
Payments Upon Termination or Change-In-Control
The information below describes and quantifies certain compensation that would have been payable to each NEO if the NEO’s employment had terminated, or a change in control had occurred, on December 31, 2024, given the NEO’s compensation as of such date and, if applicable, based on our closing stock price on December 31, 2024, the last trading day of the year. These benefits are in addition to benefits available generally to salaried employees upon a termination of employment, such as payment of accrued but unpaid base salary, accrued but unpaid annual bonus, and vacation pay and distributions under our 401(k) plan (assuming the executive participated in the plan). The terms of their respective separation arrangements with us are described above in “Executive Employment Agreements and Equity Award Acceleration.” PSUs are excluded from the accelerated vesting terms of the employment agreements with the NEOs. Instead, the accelerated vesting of those awards is governed by the terms of the award agreements, which are described above in “2024 Executive Compensation Decisions — 2024 Long-Term Equity Incentive Awards.”

	Termination by the Company without Cause or by Executive for Good Reason Following a Change in Control	Termination upon Death or Disability	Termination by the Company without Cause or by Executive for Good Reason
Blake L. Sartini
Cash Severance (1)	$7,875,000	$—	$5,250,000
Health Benefits (2)	38,425	—	38,425
Acceleration of Vesting of Equity Awards (3)	28,141,693	28,141,693	28,141,693
Total	$36,055,118	$28,141,693	$33,430,118
Charles H. Protell
Cash Severance (4)	$3,375,500	$—	$3,375,500
Health Benefits (2)	49,435	—	49,435
Acceleration of Vesting of Equity Awards (3)	7,768,223	7,768,223	7,768,223
Total	$11,193,158	$7,768,223	$11,193,158
Blake L. Sartini II
Cash Severance (4)	$2,200,000	$—	$2,200,000
Health Benefits (2)	49,435	—	49,435
Acceleration of Vesting of Equity Awards (3)	9,189,785	9,189,785	9,189,785
Total	$11,439,220	$9,189,785	$11,439,220
Thomas E. Haas
Cash Severance	$—	$—	$—
Health Benefits	—	—	—
Acceleration of Vesting of Equity Awards (5)	499,776	—	—
Total	$499,776	$—	$—
Stephen A. Arcana
Cash Severance (6)	$1,160,000	$—	$1,160,000
Other Benefits (6)	54,455	—	54,455
Acceleration of Vesting of Equity Awards (3) (6)	3,000,739	3,000,739	3,000,739
Total	$4,215,194	$3,000,739	$4,215,194

(1)In the event of a Qualifying Termination on December 31, 2024, Mr. Sartini would have been entitled to receive a lump-sum payment equal to the Severance Multiplier, multiplied by the sum of his annual base salary (as in effect immediately prior to the date of termination) and his target bonus for the year in which such termination occurs (which was 150% of base salary for 2024). The “Severance Multiplier” in Mr. Sartini’s employment agreement is two, provided that the Severance Multiplier will be three in the event of a Qualifying Termination occurring within 12 months following a “Change in Control” (as defined in the 2015 Plan).
(2)For Mr. Sartini, represents the value of continued health benefits at our expense for a period of 18 months following termination, plus a lump-sum cash payment equal to (a) his monthly health insurance premium at the date of termination, multiplied by (b) the amount by which the Severance Multiplier multiplied by 12 exceeds 18. For each of Messrs. Protell, Sartini II and Arcana, represents the value of continued health benefits at our expense for a period of 18 months following termination, plus a lump-sum cash payment equal to six times his monthly health insurance premium at the date of termination.
(3)For those executives other than Mr. Haas, all of an executive’s time-based stock awards would have accelerated in the event of his Qualifying Termination or his termination by reason of death or disability in each case on December 31, 2024.
Includes the value of the acceleration of the outstanding stock options held by each executive, calculated by multiplying the number of stock options that would have vested by the amount by which the closing price of our common stock on December 31, 2024 of $31.60 exceeded the exercise price per share of such options (ranging from $5.34 to $11.50). Also includes the value of the acceleration of outstanding RSUs held by each executive based on the closing price of our common stock on December 31, 2024 of $31.60.
With respect to the PSUs granted in 2022, on March 14, 2023, the Compensation Committee certified our results for the 2022 PSU awards and determined that 89.6% of the “target” awards granted to the NEOs were “earned” based on our performance during 2022. 2022 PSUs will be eligible to vest on March 14, 2025, subject to earlier acceleration in the event of a Qualifying Termination or death or disability, as described above. As a result, the values in the table above with respect to the 2022 PSUs were calculated based on performance achievement at 89.6% of “target” levels.
With respect to the PSUs granted in 2023, on March 14, 2024, the Compensation Committee certified our results for the 2023 PSU awards and determined that 69.3% of the “target” awards granted to the NEOs were “earned” based on our performance during 2023. 2023 PSUs will be eligible to vest on March 14, 2026, subject to earlier acceleration in the event of a Qualifying Termination or death or disability, as described above. As a result, the values in the table above with respect to the 2023 PSUs were calculated based on performance achievement at 69.3% of “target” levels.
With respect to the PSUs granted in 2024, in March 2025, the Compensation Committee certified our results for the 2024 PSU awards and determined that 2024 PSUs were below the threshold and thus, none were “earned.” As a result, the values in the table above with respect to the 2024 PSUs were calculated based on performance achievement at 0% of “target” levels.
(4)In the event of a Qualifying Termination on December 31, 2024: Mr. Protell would have been entitled to receive a lump-sum payment equal to two multiplied by the sum of his annual base salary (as in effect immediately prior to the date of termination) and his target bonus for the year in which such termination occurs (which was 115% of base salary for 2024); and Mr. Sartini II would have been entitled to receive a lump-sum payment equal to two multiplied by the sum of his annual base salary (as in effect immediately prior to the date of termination) and his target bonus for the year in which such termination occurs (which was 100% of base salary for 2024.) The severance provisions in the employment agreements are described above under “Executive Employment Agreements and Equity Award Acceleration.”
(5)In the event of Mr. Haas’ termination without cause following a change in control, all of his outstanding RSUs were eligible to vest upon such termination.
With respect to the PSUs granted to Mr. Haas in 2022, on March 14, 2023, the Compensation Committee certified our results for the 2022 PSU awards and determined that 89.6% of the “target” awards granted to the NEOs were “earned” based on our performance during 2022. 2022 PSUs were eligible to vest on March 14, 2025, subject to earlier acceleration in the event of Mr. Haas’ termination without cause, as described above. As a result, the values in the table above with respect to the 2022 PSUs were calculated based on performance achievement at 89.6% of “target” levels.
With respect to the PSUs granted to Mr. Haas in 2023, on March 14, 2024, the Compensation Committee certified our results for the 2023 PSU awards and determined that 69.3% of the “target” awards granted to the NEOs were “earned” based on our performance during 2023. 2023 PSUs will be eligible to vest on March 14, 2026, subject to earlier acceleration in the event of a Qualifying Termination or death or disability, as described above. As a result, the values in the table above with respect to the 2023 PSUs were calculated based on performance achievement at 69.3% of “target” levels.
With respect to the PSUs granted to Mr. Haas in 2024, in March 2025, the Compensation Committee certified our results for the 2024 PSU awards and determined that 2024 PSUs were below the threshold and thus, none were “earned.” As a result, the values in the table above with respect to the 2024 PSUs were calculated based on performance achievement at 0% of “target” levels.
The table includes the value of the acceleration of outstanding RSUs and PSUs held by Mr. Haas that would vest in the event of his termination without cause following a change in control (assuming both the termination and such change in control occurred on December 31, 2024) based on the closing price of our common stock on December 31, 2024 of $31.60.
As described above, in connection with his retirement in March 2025, Mr. Haas and Golden entered into a separation agreement pursuant to which, in exchange for a release of claims, Mr. Haas will receive his base salary for a period of eight months, twelve months of continued health benefit, and the remainder of his outstanding RSUs will in all events vest prior to March 15, 2026. Additionally, Mr. Haas’ earned but unvested PSUs will remain eligible to vest, and will in all events vest prior to March 15, 2026, with the vesting of any PSUs subject to completion of the applicable performance period and based on actual performance.
(6)Under the terms of his amended and restated employment agreement in effect on December 31, 2024, if Mr. Arcana experienced a Qualifying Termination on such date, he was eligible to receive (a) a cash payment equal to his base salary through March 20, 2025, plus the value of his health insurance premium allowance, country club dues and car expense reimbursement that he would be entitled to receive from the termination date through March 20, 2025, (b) continued health benefits at active employee rates for 18 months, (c) a lump-sum cash payment equal to six times the excess of his monthly health insurance premium amount over the monthly premium he paid as an active employee, and (d) all of his unvested equity awards would have vested and equity awards subject to exercise provisions will be exercisable until the later of (i) one year following his termination and (ii) such longer period as specified in the applicable stock award

(subject to earlier expiration by the terms of such awards). The severance provisions in Mr. Arcana’s amended and restated employment agreement are described above under “Executive Employment Agreements and Equity Award Acceleration.”
Chief Executive Officer Pay Ratio
In 2024, the annual total compensation of Mr. Sartini, our Chief Executive Officer, was $5,404,137, as reported in the “2024 Summary Compensation Table.” Based on the methodology described below, we determined that the median employee in terms of total 2024 compensation of all Company employees (including full-time and part-time employees, other than Mr. Sartini) received $34,783 in annual total compensation for 2024. Therefore, the ratio of 2024 total compensation of Mr. Sartini to the median employee was 155 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.
To determine median employee compensation for purposes of our 2024 proxy statement pay ratio disclosure, we performed the following:
•Our employee population as of December 31, 2024 was approximately 5,300 full-time and part-time employees.
•With respect to employees other than Mr. Sartini, we used salary, wages and tips as reported to the Internal Revenue Service on Form W-2 for 2024. We identified the median employee using this compensation measure, which was consistently applied to all employees included in the calculation.
•Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation presented in the pay ratio calculation. Such approach is also consistent with the calculation of the compensation of our NEOs, as reported in the “2024 Summary Compensation Table.”
Pay Versus Performance
The following table sets forth information concerning the compensation and compensation actually paid to Blake L. Sartini, our principal executive officer (“PEO”) and other NEOs, calculated in accordance with SEC regulations, for fiscal years 2024, 2023, 2022, 2021 and 2020, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (1)	Total Shareholder Return	Peer Group Total Shareholder Return (2)	Net Income (Loss), in thousands	Adjusted EBITDA, in thousands (3)
2024	$5,404,137	$2,711,157	$2,006,108	$795,598	$178.40	$74.15	$50,731	$155,375
2023	6,059,187	8,606,995	2,254,502	1,461,595	207.76	75.38	255,756	226,826
2022	6,160,513	9,090,358	2,261,769	1,381,929	194.59	56.89	82,346	271,330
2021	8,781,384	25,380,010	3,780,476	3,992,503	262.90	77.17	161,776	300,718
2020	5,225,783	8,071,979	1,683,770	1,688,553	103.48	88.55	(136,611)	194,800

(1)Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below). For 2024, 2023, 2022 and 2021, the non-PEO NEOs consisted of Messrs. Protell, Sartini II, Haas and Stephen A. Arcana. For 2020, the non-PEO NEOs consisted of Messrs. Protell, Arcana, Sartini II, Haas, and Sean T. Higgins, our former Executive Vice President of Governmental Affairs.
The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” columns do not reflect the actual compensation paid to or realized by our PEO or our non-PEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the “2024 Summary Compensation Table” for certain other compensation of our PEO and our non-PEO NEOs for each applicable fiscal year and the “2024 Option Exercises and Stock Vested” table for the value realized by each of them upon the vesting of stock awards during 2024.

To calculate the amounts in the compensation actually paid to our PEO and the average for the other NEOs in the table above, the following amounts were deducted from and added to (as applicable) the “total” compensation as reported in the “2024 Summary Compensation Table”.

	Summary Compensation Table Total	Exclusion of Stock Awards Reported in the Summary Compensation Table for Applicable Fiscal Year	Inclusion of Equity Values (a)	Compensation Actually Paid
Blake L. Sartini
2024	$5,404,137	$(4,025,075)	$1,332,095	$2,711,157
2023	6,059,187	(3,641,842)	6,189,650	8,606,995
2022	6,160,513	(3,412,493)	6,342,338	9,090,358
2021	8,781,384	(2,999,992)	19,598,618	25,380,010
2020	5,225,783	(2,750,002)	5,596,198	8,071,979
Average of Non-PEO NEOs
2024	$2,006,108	$(1,392,642)	$182,132	$795,598
2023	2,254,502	(1,257,307)	464,400	1,461,595
2022	2,261,769	(1,165,622)	285,782	1,381,929
2021	3,780,476	(1,224,888)	1,436,915	3,992,503
2020	1,683,770	(822,499)	827,282	1,688,553

(a) The amounts in the Inclusion of Equity Values in the table above are calculated as follows:

	Year - End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in Prior Years	Vesting - Date Fair Value of Equity Awards Granted During Year that Vested During Year	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in Prior Years that Vested During Year	Total - Inclusion of Equity Values
Blake L. Sartini
2024	$3,734,362	$(1,420,697)	$—	$(981,570)	$1,332,095
2023	3,647,909	719,254	—	1,822,487	6,189,650
2022	10,123,769	(4,195,915)	—	414,484	6,342,338
2021	7,230,995	11,212,885	—	1,154,738	19,598,618
2020	6,173,538	(120,277)	—	(457,062)	5,596,198
Average of Non-PEO NEOs
2024	$395,228	$(97,849)	$—	$(115,248)	$182,132
2023	314,850	56,131	—	93,419	464,400
2022	465,459	(198,202)	—	18,525	285,782
2021	340,119	661,841	351,682	83,273	1,436,915
2020	385,208	(1,664)	502,066	(58,328)	827,282
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely service-vesting RSU awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for PSU awards, the same valuation methodology as RSU awards above except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; and (iii) for stock options, a Black-Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. For additional information on the assumptions used to calculate the valuation of the awards, see Note 8 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, and prior years.
(2)For the relevant fiscal year, represents the cumulative Total Shareholder Return (the “TSR”) of the companies included in the Dow Jones US Gambling Index.
(3) Adjusted EBITDA is a non-GAAP measure. For a discussion of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA for fiscal years 2024, 2023, and 2022, refer to page 29 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025. For a discussion of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA for fiscal year 2021 and the reconciliation of net loss to Adjusted EBITDA for fiscal year 2020, refer to page 31 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023. This column reflects Adjusted EBITDA, as calculated for Annual Incentive Program purposes, which includes a further adjustment to Adjusted EBITDA to exclude the awards under our Annual Incentive Program, as shown in the following reconciliation:

	Year Ended December 31,
(In thousands)	2024	2023	2022	2021	2020
Net Income (loss)	$50,731	$255,756	$82,346	$161,776	$(136,611)
Adjustments
Other non-operating income	—	—	—	(60,000)	—
Depreciation and amortization	90,034	88,933	100,123	106,692	124,430
Non-cash lease expense	(380)	(15)	165	762	1,344
Share-based compensation	10,434	13,476	13,433	14,401	9,637
(Gain) loss on disposal of assets	(213)	(228)	934	1,260	803
Gain on sale of businesses	(69,238)	(303,179)	—	—	—
Loss on debt extinguishment and modification	4,446	1,734	1,590	975	—
Preopening and related expenses (a)	508	760	161	246	533
Impairment of assets	2,399	12,072	—	—	33,964
Other, net	9,707	11,491	4,317	2,317	6,985
Interest expense, net	34,884	65,515	63,490	62,853	69,110
Change in fair value of derivative	—	—	—	—	1
Income tax provision	22,063	76,207	521	436	61
Adjusted EBITDA	$155,375	$222,522	$267,080	$291,718	$110,257
Cost of awards payable under Annual Incentive Program	—	4,304	4,250	9,000	—
Other adjustments (b)	—	—	—	—	84,543
Adjusted EBITDA (as calculated for 2024 Annual Incentive Program purposes)	$155,375	$226,826	$271,330	$300,718	$194,800

(a)Preopening and related expenses consist of labor, food, utilities, training, initial licensing, rent and organizational costs incurred in connection with the opening of branded taverns and food and beverage and other venues within our casino locations.
(b)The Compensation Committee determined that fiscal year 2020 was exceptionally challenging given the impact of COVID-19 on our financial condition and results of operations. The Compensation Committee decided it was appropriate to bifurcate the fiscal year into two components: “Open” months and “Closed” months. To determine the adjusted performance levels, the financial component included approximately seven “open” months of adjusted performance and approximately five “closed” months of adjusted performance.

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Adjusted EBITDA (as calculated for Annual Incentive Program purposes), in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.
Compensation Actually Paid Versus TSR 2020 - 2024

Compensation Actually Paid Versus Net Income (Loss) 2020 - 2024
Compensation Actually Paid Versus Adjusted EBITDA 2020 - 2024
Relationship Between Financial Performance Measures
We believe the following performance measure represents the only financial performance measure used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2024:

•Adjusted EBITDA (including Adjusted EBITDA as calculated for 2024 Annual Incentive Program purposes)
For additional details regarding Adjusted EBITDA (including how it is calculated for 2024 Annual Incentive Program purposes) and its impact on our executive compensation, refer to the section captioned “2024 Executive Compensation Decisions — Annual Incentive Program” in our “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal Two)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our shareholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall total compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors or the Compensation Committee. We currently conduct a shareholder non-binding advisory vote on executive compensation annually.
As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain superior employees in key positions to enable our Company to succeed in the highly competitive market for talent, while simultaneously aligning actual pay to Company performance and shareholder returns. We intend to provide a competitive target compensation package to our executives, tie a significant portion of pay to performance and utilize programs that align the interests of our executives with those of our shareholders. Our Compensation Committee and our Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and appropriately aligned with our Company performance and the performance of our executives. We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future.
We are asking our shareholders to indicate their support for the advisory approval of Golden’s executive compensation as described in this Proxy Statement. Accordingly, we ask that our shareholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the Company’s executive compensation as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosure.”
While this advisory vote is non-binding, our Board of Directors values the opinions that shareholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.
Shareholder approval, on an advisory basis, of this Proposal Two requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the advisory approval of Golden’s executive compensation as disclosed in this Proxy Statement.

NON-BINDING ADVISORY VOTE ON FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION
(Proposal Three)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our shareholders are entitled to vote at the Annual Meeting regarding whether the future non-binding advisory votes on the compensation of our named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as described in Proposal Two of this Proxy Statement), should occur every one, two or three years. Under the rules issued by the SEC, shareholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the shareholder vote on the frequency of the shareholder vote to approve executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors or the Compensation Committee.
While this advisory vote is non-binding, our Compensation Committee and Board of Directors value the opinions that shareholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when determining the frequency of the shareholder vote on executive compensation.
If a quorum is present and voting at the Annual Meeting, the alternative receiving the highest number of votes—every one year, every two years or every three years—will be the shareholders’ recommendation, on an advisory basis, of the frequency of holding future non-binding advisory votes on the compensation of our named executive officers. Abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.
Shareholder approval, on an advisory basis, of this Proposal Three requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “ONE YEAR” regarding the frequency of future non-binding advisory votes on the compensation of Company’s named executive officers as required by Section 14A(a)(2) of the Exchange Act.

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE GOLDEN ENTERTAINMENT, INC. 2015 INCENTIVE AWARD PLAN
(Proposal Four)
Introduction
We are requesting that shareholders approve the amendment and restatement of our existing Golden Entertainment, Inc. 2015 Incentive Award Plan (the “Existing Plan”). In this proxy statement, we refer to the proposed amended and restated Golden Entertainment, Inc. 2015 Incentive Award Plan as the “Restated Plan.” On February 25, 2025, our Board of Directors approved the Restated Plan, subject to shareholder approval at the Annual Meeting to be held on May 22, 2025. If the Restated Plan is not approved by our stockholders, the Restated Plan will not become effective, the Existing Plan will continue in full force and effect, and we may continue to grant awards under the Existing Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.
Employees and consultants of Golden and its subsidiaries and members of our Board of Directors will be eligible to receive awards under the Restated Plan, including incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, stock payments, RSUs, performance shares, other incentive awards, stock appreciate rights (“SARs”), and performance bonus awards.
A description of the material terms of the Restated Plan are summarized below. The key differences between the terms of the Existing Plan and the Restated Plan are as follows:
•No Increase to Share Reserve Above Existing Plan Share Reserve. The share reserve under the Restated Plan will be the same as the existing share reserve under the Existing Plan. As a result, we are not asking for an increase in the number of shares currently available for issuance under our equity plans.
•Expiration of Annual Evergreen Increases. The Existing Plan provides for an annual increase in the number of shares that may be issued pursuant to awards under the Existing Plan on the first day of each calendar year beginning on January 1, 2016 and ending on and including January 1, 2025. The Restated Plan does not provide for an annual evergreen increase, and the aggregate number of shares that may be issued pursuant to awards under the Restated Plan will be equal to the current share reserve under the Existing Plan.
•Limitations on Dividend Payments. The Restated Plan provides that dividends and dividend equivalents may not be paid on awards subject to time- and performance-based vesting conditions unless and until such conditions are met.
•Removal of Fixed Term; Extension of Time Period for Granting Incentive Stock Options. The Restated Plan will not have a fixed term and will permit the granting of stock options that are intended to qualify as ISOs, through February 25, 2035, which is the tenth anniversary of the date the Board of Directors adopted the Restated Plan. If this Restated Plan is not approved by our shareholders, the Existing Plan will expire on August 28, 2025 and no further shares may be granted under the Existing Plan following that date. We do not maintain any other equity plan under which we would be able to grant future equity awards.
•Removal of 162(m) Provisions. Section 162(m) of the Code, prior to the Tax Cuts and Jobs Act of 2017 (the “TCJA”), allowed performance-based compensation that met certain requirements to be tax deductible regardless of amount. This qualified performance-based compensation exception was repealed as part of the TCJA. We have removed certain provisions from the Restated Plan which were otherwise required for awards to qualify as performance-based compensation under the Section 162(m) exception prior to its repeal.
•Other Updates. The Restated Plan contains other minor, technical, and administrative updates.
Overview of the Restated Plan
Equity Incentive Awards Are Critical to Long-Term Shareholder Value Creation
We believe that the Restated Plan is essential to its success. Equity awards are intended to motivate high levels of performance, align the interests of our employees with those of its shareholders by giving employees the perspective of an owner with an equity stake in Golden and providing a means of recognizing their contributions to the success of Golden. Our Board of Directors and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified employees who help Golden meet its goals.
Golden’s equity incentive program is broad-based. As of March 28, 2025, 53 of our employees, one of our consultants, and all four of our non-employee directors had received grants of equity awards under the Existing Plan. We believe that we must continue to offer a competitive equity compensation plan in order to attract, retain and motivate the industry-leading talent imperative to its continued growth and success.
Outstanding Awards Under the Existing Plan and the 2007 Plan
The table below presents information about the Existing Plan and the 2007 Stock Option and Compensation Plan, in each case as of March 28, 2025.

Title of Plan	Number of Shares	As a % of Shares Outstanding (1)	Dollar Value (2)
2007 Plan
Shares Subject to Outstanding Stock Options	25,000	0.1%	$663,000
Weighted average exercise price	$11.50
Weighted average remaining term	1.98 years
Shares Remaining Available for Issuance	—	—	—
Existing Plan
Shares Subject to Outstanding Stock Options	1,405,354	5.3%	$37,269,988
Weighted average exercise price	$9.28
Weighted average remaining term	1.28 years
Shares Subject to Outstanding Restricted Stock Units	384,647	1.5%	$10,200,838
Shares Subject to Outstanding Performance Stock Units (3)	381,408	1.4%	$10,114,940
Shares Remaining Available for Issuance (4)	5,153,291	19.5%	$136,665,277
(1)Based on 26,435,285 shares of our common stock outstanding as of March 28, 2025.
(2)Based on the closing price of our common stock on March 28, 2025 of $26.52 per share.
(3)Performance stock units that are subject to performance-based vesting are reflected assuming “target” performance.
(4)Shares remaining available for issuance under the Existing Plan reflects performance-based awards at “target” levels.
Background for the Determination of the Share Reserve Under the Restated Plan
In determining whether to approve the Restated Plan, including the share reserve under the Restated Plan, our Board of Directors considered the following:
•The share reserve under the Restated Plan will be the same as the existing share reserve under our Existing Plan. If the Restated Plan is approved, it will continue to represent the only equity plan under which we will be able to grant future equity awards.
•In considering the Restated Plan, our Board of Directors considered our historic burn rate. In 2024, 2023 and 2022, we granted equity awards representing a total of approximately 357,019 shares (net of forfeitures), 273,941 shares (net of forfeitures) and 205,681 shares (net of forfeitures), respectively, under the Existing Plan (with performance stock units counted assuming “target” performance for this purpose). This level of equity awards represents a three-year average burn rate of approximately 1.0% of fully diluted common shares outstanding. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the number of shares outstanding at the end of the period.
•In fiscal years 2024, 2023, and 2022, the number of stock options and time-vesting RSUs granted and the number of performance stock units earned, was as follows:

	2024	2023	2022
Stock Options/SARs granted	—	—	—
Time-based RSUs granted	232,766	159,043	123,970
Fully-vested shares granted	951,088	1,193,199	680,330
Performance stock units earned	—	79,617	74,887
Total shares utilized	1,183,854	1,431,859	879,187
Basic weighted average common shares outstanding	28,183,639	28,653,092	28,662,244
•We expect the share authorization under the Restated Plan to provide enough shares for awards for approximately ten years, assuming we continue to grant awards consistent with its current practices and historical usage, as reflected in its historical burn rate, and further dependent on the price of its shares and hiring activity during the next few years, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of its shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Existing Plan could last for a shorter or longer time.
•In 2022, 2023 and 2024, the end of year overhang rate was 22.4%, 21.8% and 24.9%, respectively. If the Existing Plan is approved by shareholders, we expect our overhang at the end of 2025 will be approximately 27.7%. Overhang is calculated by dividing (i) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year (with performance stock units counted assuming “target” performance for this purpose) plus shares remaining available for issuance for future awards at the end of the fiscal year by (ii) the number of shares outstanding at the end of the fiscal year.
•If this Restated Plan is not approved by our shareholders, the Existing Plan will expire on August 28, 2025 and no further shares may be granted under the Existing Plan following that date. We do not maintain any other equity plan under which we would be able to grant future equity awards.
In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, our Board of Directors has determined that the size of the share reserve under the Existing Plan is reasonable and appropriate at this time. Our Board of Directors will not create a subcommittee to evaluate the risk and benefits for issuing shares under the Existing Plan.
Key Features of the Restated Plan
We depend on the performance and commitment of our employees to succeed. The use of equity-based long-term incentives assists Golden in attracting, retaining, motivating and rewarding talented employees. Providing equity grants creates long-term participation in Golden and aligns the interests of its employees with the interests of its shareholders. The use of equity awards as compensation also allows us to conserve cash resources for other important purposes.
The Restated Plan reflects a broad range of compensation and governance best practices, with some of the key features of the Restated Plan as follows:
•No Increase to Shares Available for Issuance without Shareholder Approval. Without shareholder approval, the Restated Plan prohibits any alteration or amendment that operates to increase the total number of shares of common stock that may be issued under the Restated Plan (other than adjustments in connection with certain corporate reorganizations and other events).
•No Single-Trigger Vesting of Awards. The Restated Plan does not have single-trigger accelerated vesting provisions for changes in control.
•No Repricing of Awards. Awards may not be repriced, replaced or regranted through cancellation or modification without shareholder approval if the effect would be to reduce the exercise price for the shares under the award.
•Limitations on Dividend Payments. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.
•Reasonable Share Counting Provisions. In general, when awards granted under the Restated Plan are forfeited, expire or are settled in cash, the shares reserved for those awards will be returned to the share reserve and be available for future awards in an amount corresponding to the reduction in the share reserve previously made with respect to such award. However, the following shares will not be returned to the share reserve under the Restated Plan: shares of common stock that are delivered by the grantee or withheld by us as payment of the exercise price in connection with the exercise of an option or SAR or payment of the tax withholding obligation in connection with any award; shares purchased on the open market with the cash proceeds from the exercise of options or SARs; and shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise.
•Limitations on Grants. Subject to adjustments in connection with certain corporate reorganizations and other events, the maximum aggregate number of shares of our common stock that may be subject to one or more awards granted to any participant pursuant to the Restated Plan during any calendar year cannot exceed 2,000,000. However, this number may be adjusted to take into account equity restructurings and certain other corporate transactions as described below. In addition, the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more awards initially payable in cash shall be $10,000,000.
•Limitations on Director Grants. Subject to adjustments in connection with certain corporate reorganizations and other events, the sum of any cash compensation and other compensation, and the value of awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year cannot exceed $500,000, increased to $800,000 in the calendar year of his or her initial service as a non-employee director.
•No In-the-Money Options or Stock Appreciation Rights Grants. The Restated Plan prohibits the grant of options or SARs with an exercise or base price less than 100% of the fair market value of our common stock on the date of the grant.
•Independent Administration. The Compensation Committee of our Board of Directors, which consists of two or more non-employee directors, generally will administer the Restated Plan. The Compensation Committee may delegate certain of its duties and authorities to one or more directors or officers for awards to certain individuals, within specific guidelines and limitations. However, no delegation of authority is permitted with respect to awards made to individuals who (i) are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) have been delegated authority to grant, amend or administer awards under the Restated Plan.
Shareholder Approval Requirement
Shareholder approval of the Restated Plan is necessary in order for us to (i) meet the shareholder approval requirements of NASDAQ, and (ii) grant stock options that qualify as ISOs under Section 422 of the Code.
Summary of the Restated Plan
The summary of the Restated Plan provided below is qualified by reference to the full text of the Restated Plan, which is attached as Annex A to this Proxy Statement.
Purpose
The purpose of the Restated Plan is to promote our success and enhance our value by linking the individual interests of the members of our Board of Directors and our employees and consultants to those of our shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns for our shareholders. The Restated Plan is further intended to provide us flexibility in our ability to motivate, attract, and retain the services of members of our Board of Directors, our employees and our consultants upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent.
Administration
The Restated Plan will be administered by the Compensation Committee of our Board of Directors, which may delegate its duties and responsibilities to subcommittees of our directors and/or officers for awards to certain non-executive employees, subject to certain limitations that may be imposed under applicable law or regulation, including Section 16 of the Exchange Act and/or stock exchange rules, as applicable. Our full Board of Directors will administer the Restated Plan with respect to awards to members of our Board of Directors. Our Compensation Committee, or our Board of Directors, as applicable, is referred to as the “plan administrator” of the Restated Plan. The plan administrator will have the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Restated Plan, subject to its express terms and conditions.
Eligibility
Our employees, consultants and directors and those of our subsidiaries are eligible to receive awards under the Restated Plan. As of March 28, 2025, we had approximately 5,280 employees, four non-employee directors and approximately ten consultants who were eligible to participate in the Existing Plan and would have been eligible to participate in the Restated Plan had it been in effect on such date.

Limitation on Awards and Shares Available
The share reserve under the Restated Plan will be the same as the existing share reserve under the Existing Plan. If our stockholders approve the Restated Plan, a total of 12,870,736 shares of our common stock will be reserved for issuance under the Restated Plan. As of March 28, 2025, there were 5,153,291 total shares of common stock remaining available for future issuance under the Existing Plan and 2,171,409 shares of our common stock were subject to outstanding awards under the Existing Plan (with performance stock units counted assuming “target” performance). Therefore, for the avoidance of doubt, the 12,870,736 shares authorized for issuance under the Restated Plan as described above includes shares subject to awards granted under the Existing Plan and settled in prior years and is not a reflection of availability for new, future awards following the effective date of the Restated Plan.
The maximum number of shares of common stock that may be issued in connection with awards of incentive stock options under the Restated Plan is 12,870,736 shares.
If an award under the Restated Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Restated Plan. However, the following shares may not be used again for grant under the Restated Plan: (i) shares tendered by a participant or withheld by us in payment of the exercise price of an option; (ii) shares tendered by a participant or withheld by us to satisfy any tax withholding obligation with respect to an award; (iii) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise; and (iv) shares purchased on the open market with the cash proceeds from the exercise of options. Any shares forfeited by a participant or repurchased by us at the same price paid by the participant so that shares are returned to us may also be used again for grant under the Restated Plan.
Awards granted under the Restated Plan upon the assumption of, or in substitution for awards, authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Restated Plan.
The maximum number of shares of our common stock that may be subject to one or more awards granted to any person pursuant to the Restated Plan during a calendar year is 2,000,000 and the maximum amount that may be paid under a cash award pursuant to the Restated Plan to any one participant during any calendar year period is $10,000,000.
All of the foregoing share numbers may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.”
Awards
The Restated Plan provides for the grant of stock options, including ISOs and NSOs, restricted stock, dividend equivalents, stock payments, RSUs, performance shares, other incentive awards, SARs, and performance bonus awards. Certain awards under the Restated Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All non-cash awards under the Restated Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.
•Stock options, including ISOs, as defined under Section 422 of the Code, and nonqualified stock options, may be granted pursuant to the Restated Plan. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.
•SARs may be granted pursuant to the Restated Plan. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.
•Restricted stock, RSUs and performance shares may be granted pursuant to the Restated Plan. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock or the fair market value of such number of shares in cash in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In addition, with respect to a share of restricted stock, dividends which are paid prior to vesting shall only be paid out to the holder to the extent that the vesting conditions are subsequently satisfied and the share of restricted stock vests.
•Dividend equivalents may be granted pursuant to the Restated Plan, except that no dividend equivalents may be payable with respect to options or stock appreciation rights pursuant to the Restated Plan. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on awards subject to vesting conditions unless and until such vesting conditions are subsequently satisfied and the awards vest.
•Stock payments and other incentive awards may be granted pursuant to the Restated Plan. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met.
•Performance awards; performance bonus awards may also be granted pursuant to the Restated Plan. Any of the foregoing awards may be granted subject to performance-based vesting. Performance bonus awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. These performance goals may be based on one or more performance criteria determined by the plan administrator, which may include, but are not limited to, the following performance criteria: (i) net earnings or adjusted net earnings (in each case, either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non‑cash equity‑based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (vii) return on assets; (viii) return on net assets; (ix) return on capital or return on invested capital; (x) return on shareholders’ equity; (xi) shareholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs, reductions in costs and cost control measures; (xv) productivity; (xvi) expenses; (xvii) margins; (xviii) working capital; (xix) earnings or loss per share; (xx) adjusted earnings or loss per share; (xxi) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xxii) implementation or completion of critical projects; (xxiii) market share; (xxiv) debt levels or reduction; (xxv) comparisons with other stock market indices; (xxvi) financing and other capital raising transactions; (xxvii) acquisition activity; (xxviii) economic value‑added; (xxix) customer satisfaction, (xxx) earnings as a multiple of interest expense; and (xxxi) total capital invested in assets, any of which may be measured either in absolute terms for us or any of our operating units or as compared to any incremental increase or decrease, or on a relative basis, or as compared to results of a peer group or to market performance indicators or indices.
Our plan administrator may provide adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Such adjustments may include, without limitation: (i) items related to a change in applicable accounting standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non‑operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by us; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of our core, on‑going business activities; (xiv) items relating to changes in tax laws; (xv) items relating to asset impairment charges; (xvi) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xvii) items relating to any other unusual or nonrecurring events or changes in applicable law, applicable accounting standards or business conditions.
Director Compensation
During the term of the Restated Plan, our Board of Directors may establish compensation for non‑employee directors from time to time, subject to the limitations in the Restated Plan. The current director compensation program is described above under “Director Compensation.” Our Board of Directors will from time to time determine the terms, conditions and amounts of all such non‑employee director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, which adjustments may be undertaken without shareholder approval. Notwithstanding the foregoing, pursuant to the terms of the Restated Plan, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with FASB ASC 718, or any successor thereto) of awards granted to a non‑employee director as compensation for services as a non‑employee director during any calendar year may not exceed $500,000, increased to $800,000 in the calendar year of his or her initial service as a non‑employee director.
Adjustments
The plan administrator has broad discretion to take action under the Restated Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations, distributions (other than normal cash dividends) and other corporate transactions. In addition, in the event of certain non‑reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Restated Plan and outstanding awards. In the event of a change in control of Golden (as defined in the Restated Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Claw-Back Provisions, Transferability, and Participant Payments
All awards will be subject to the provisions of any claw‑back policy implemented by us to the extent set forth in such claw‑back policy and/or in the applicable award agreement, including, without limitation, our Policy for Recovery of Erroneously Awarded Compensation. Other than by will or the laws of descent and distribution, awards under the Restated Plan are generally non‑transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Restated Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Amendment and Termination; Repricing Without Shareholder Approval Prohibited
Our Board of Directors may amend or terminate the Restated Plan at any time, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the securities exchange on which the shares are then traded; however, except in connection with certain changes in our capital structure, shareholder approval will be required for any amendment that increases the number of shares available under the Restated Plan or the limit on the number of shares that may be issued upon exercise of ISOs under the Restated Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. The Restated Plan shall remain in effect until it is terminated pursuant to the terms of the Plan; provided, however, that an ISO may not be granted under the Restated Plan after 10 years from the date the Board of Directors adopts the Restated Plan.
Certain Federal Income Tax Consequences
Tax Consequences to Participants
The following is a brief summary of certain material federal income tax consequences relating to awards under the Restated

Plan under current United States federal income tax laws. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary is not intended to be complete and does not describe foreign, state and local tax laws, employment, estate or gift tax considerations. The tax information summarized is not tax advice.
Nonqualified Stock Options (“NSOs”). In general, (i) no income will be recognized by an optionee at the time an NSO is granted; (ii) at the time of exercise of an NSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of common stock and the fair market value of the shares, on the date of exercise; and (iii) at the time of sale of shares of common stock acquired pursuant to the exercise of an NSO, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on whether the shares have been held for more than one year.
Incentive Stock Options (“ISOs”). No income will be recognized by an optionee upon the grant of an ISO. In general, no income will be recognized upon the exercise of an ISO for regular income tax purposes. However, the difference between the option price paid and the fair market value of the shares at exercise may constitute a preference item subject to or triggering alternative minimum tax. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no sale, transfer by gift or other disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares of common stock acquired upon the timely exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any shares of common stock or other property received on the exercise.
Restricted Stock. The recipient of restricted shares of common stock generally will not be subject to tax until the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Restrictions”). At such time, the recipient will be subject to tax at ordinary income rates on the fair market value of the shares (reduced by any amount paid by the participant for such shares). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain (or loss) depending upon whether the shares have been held for more than one year. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
RSUs; Performance Shares; Performance Bonus Awards; Dividend Equivalents, Stock Payments, and Other Incentive Awards. Generally, no income will be recognized upon the award of RSUs, performance shares, performance bonus awards, dividend equivalents, stock payments, or other incentive awards. The recipient of any such award generally will be subject to tax at ordinary income rates on any cash received and the fair market value of any unrestricted shares of common stock or other property on the date that such amounts are transferred to the participant under the award (reduced by any amount paid by the participant for such award). Upon the subsequent disposition of any shares received in settlement of an award, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Section 409A of the Code. Certain types of awards under the Restated Plan may constitute, or provide for, a deferral of compensation under Section 409A. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal income tax (and, potentially, certain interest penalties). To the extent applicable, the Restated Plan and awards granted under the Restated Plan will be structured and interpreted to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A.
Tax Consequences to Golden. To the extent that a participant recognizes ordinary income in the circumstances described above,

Golden or the subsidiary for which the participant performs services should be entitled to a corresponding deduction provided that, among other things, the amount (i) meets the test of reasonableness, (ii) is an ordinary and necessary business expense, (iii) is not an “excess parachute payment” within the meaning of Section 280G of the Code, and (iv) is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
Section 162(m) Limitation. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for covered employees, generally all named executive officers and any covered employee from a previous year, exceeds $1 million in any one year.
New Plan Benefits
Other than with respect to the annual equity awards to our non-employee directors as described above under “Director Compensation,” all future awards under the Restated Plan are subject to the discretion of the plan administrator and we are unable to determine the amount of benefits that may be received by participants under the Restated Plan, if approved.
Plan Benefits
The table below shows, as to the NEOs and the various indicated groups, the number of shares of common stock subject to awards granted under the Existing Plan through March 28, 2025, whether or not such awards remain outstanding:

Name and Principal Position	Number of Shares Subject to Options	Number of Shares Subject to RSUs	Number of Shares Subject to PSUs (1)
Blake L. Sartini Chief Executive Officer and Chairman of the Board	904,000	583,138	570,393
Charles H. Protell President and Chief Financial Officer	275,000	577,160	307,678
Blake L. Sartini II Executive Vice President and Chief Operating Officer	255,000	146,368	139,624
Thomas E. Haas Former Senior Vice President and Chief Accounting Officer	—	27,335	21,899
Stephen A. Arcana Former Chief Development Officer	460,000	247,654	199,291
Executive officers, as a group	1,894,000	1,581,655	1,238,885
Non-employee directors, as a group	106,140	160,584	—
Nominees for election as directors
Blake L. Sartini	904,000	583,138	570,393
Andy H. Chien	—	13,087	—
Ann D. Dozier	—	45,531	—
Mark A. Lipparelli	56,140	50,983	—
Terrence L. Wright	50,000	50,983	—
Each other person who received or is to receive five percent of all options, warrants or rights	—	—	—
Employees other than executive officers, as a group	2,014,096	870,795	165,941

(1)Performance stock units that are subject to performance-based vesting are reflected assuming “target” performance.
Required Vote
Shareholder approval, on an advisory basis, of this Proposal Four requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the approval of the Amendment and Restatement of the Golden Entertainment, Inc. 2015 Incentive Award Plan.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Five)
Ratification of Deloitte & Touche LLP
As previously disclosed in our Current Report on Form 8-K filed on June 19, 2024, our Audit Committee completed a competitive process to review the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2024. As a result of this process and following careful deliberation, on June 19, 2024, the Audit Committee notified Ernst & Young LLP (“EY”) that it had determined to dismiss EY as our independent registered public accounting firm, effective as of that same date. On, and effective as of, June 19, 2024, the Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
Although we are not required to seek shareholder approval of our selection of an independent registered public accounting firm, our Board of Directors is submitting the appointment of Deloitte for the fiscal year ending December 31, 2025 for shareholder ratification at the Annual Meeting as a matter of good corporate practice. If our shareholders do not ratify the appointment of Deloitte, the Audit Committee may reconsider Deloitte’s appointment, but is not required to do so. Even if the shareholders ratify the appointment of Deloitte at the Annual Meeting, the Audit Committee, in its sole discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the shareholders, if they determine that such a change would be in our best interests and the best interests of our shareholders. Proxies solicited by our Board will, unless otherwise directed, be voted to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Prior Independent Registered Public Accounting Firm
EY’s audit reports for Golden’s financial statements for the past two fiscal years did not contain an adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and through June 19, 2024, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to EY’s satisfaction, would have caused EY to make reference thereto in their reports, or (ii) reportable events (as described in Item 304(a)(1)(v) of Regulations S-K).
Attendance at Annual Meeting
Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire and will be available to respond to appropriate questions from shareholders.
Shareholder approval of this Proposal Five requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2025.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit and Non-Audit Fees
EY was our independent registered public accounting firm until Deloitte was appointed in June 2024. Accordingly, no fees were paid to Deloitte for professional audit or other services for the year ended December 31, 2023. The following table summarizes aggregate fees for professional audit and other services rendered by Deloitte and EY, for the year ended December 31, 2024, and fees for professional audit and other services rendered by EY, our prior independent registered public accounting firm, for the year ended December 31, 2023.

	2024	2023
Audit Fees (1)	$1,170,939	$1,774,010
Audit-Related Fees (2)	25,000	131,300
Tax Fees	84,710	315,652
Total Fees	$1,280,649	$2,220,962

(1)Audit fees consist of fees billed for quarterly reviews and the annual audit of our consolidated financial statements, including annual audit and attestation services required by the State of Maryland for 2023. Audit fees for 2024 were comprised of $935,939 billed by Deloitte and $235,000 billed by EY.
(2)Audit-related fees consist of fees billed for internal control compliance and other agreed upon procedures.
The Audit Committee has reviewed the fees billed by Deloitte for the year ended December 31, 2024 and, after consideration, has determined that the receipt of these fees by Deloitte are compatible with the provision of independent audit services. The Audit Committee discussed these services and fees with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC, including those designed to implement the Sarbanes-Oxley Act of 2002, as well as by the Public Company Accounting Oversight Board.
Pre-Approval of Audit and Non-Audit Services
As provided in the charter of the Audit Committee, and in order to maintain control and oversight over the services provided by our independent registered public accounting firm, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002), and not to engage the independent registered public accounting firm to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee has delegated pre-approval authority for certain matters to the Chair of the Audit Committee, but any decision by the Chair on pre-approval must be reported to the full Audit Committee at its next regularly scheduled meeting. During the years ended December 31, 2024 and 2023, all services were pre-approved in accordance with these procedures.

REPORT OF THE AUDIT COMMITTEE*
The Audit Committee is comprised solely of independent directors, as defined by the Nasdaq Stock Market listing standards, and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls. In connection with these responsibilities, the Audit Committee has reviewed the audited consolidated financial statements of Golden Entertainment, Inc. for the year ended December 31, 2024 and discussed them with management and Deloitte, Golden’s independent registered public accounting firm. Specifically, the Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from Golden.
The Audit Committee, based on the review and discussions described above, recommended to the Board of Directors that the audited consolidated financial statements of Golden Entertainment, Inc. be included in its Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

AUDIT COMMITTEE
Mark A. Lipparelli (Chair)
Andy H. Chien
Ann D. Dozier
*The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Party Transactions
Policy
The Audit Committee is responsible for reviewing and approving any related party and affiliated party transactions to be entered into by Golden or any of its subsidiaries, as provided in the Audit Committee Charter adopted by the Board of Directors of Golden. Pursuant to the Audit Committee Charter, the Audit Committee also reviews and considers any related party and affiliated party transactions that were subject to binding agreements with Golden or any of its subsidiaries existing at the time the counterparty became a related party or affiliated party of Golden, and reviews and approves any subsequent amendments, renewals or extensions of any such agreements. The rules of The Nasdaq Stock Market provide that all related party transactions must be reviewed for conflicts of interest by the Audit Committee. In addition, the Audit Committee (on behalf of the Board of Directors) must review and approve any contract or other transaction between Golden and one or more directors of Golden, or between Golden and an organization in or of which one or more directors of Golden are directors, officers, or legal representatives or have a material financial interest within the meaning of Minnesota Statutes, Section 302A.255. Related party and affiliated party transactions include any proposed transaction in which (i) the amount involved exceeds $120,000, (ii) Golden is to be a participant (within the meaning of Regulation S-K, Item 404(a)), and (iii) a related person (as defined in Regulation S-K, Item 404(a)) has or will have a direct or indirect material interest (within the meaning of Regulation S-K, Item 404(a)). Terms of director and officer compensation that are disclosed in proxy statements or that are approved by the Compensation Committee and are not required to be disclosed in our proxy statements, and transactions where all holders of Golden common stock receive the same benefit on a pro rata basis, are not subject to review under the policy and procedures.
Procedure
In addition to our Audit Committee (or Board of Directors) complying with the requirements of Minnesota Statutes, Section 302A.255 with respect to any proposed transaction with a potential director’s conflict of interest, all proposed transactions covered by the policy must be approved in advance by a majority of the members of the Audit Committee. If a proposed transaction covered by the policy involves a member of the Audit Committee, such member may not participate in the Audit Committee’s deliberations concerning, or vote on, such proposed transaction. In reviewing and considering or approving or disapproving related party transactions and affiliated party transactions, the Audit Committee reviews the material facts of the specified transactions, taking into account, among other factors that it deems appropriate, the relationships of the related parties to Golden, the extent of the related person’s interest in the transaction, and whether the transaction is in the best interests of Golden.
Related Party Transactions
In November 2018, we entered into a lease agreement for office space in a building adjacent to our office headquarters building to be constructed and owned by a company 33% beneficially owned by Mr. Sartini, 3% beneficially owned by Mr. Arcana, and 1.67% owned by each of Mr. Sartini’s three children (including Mr. Sartini II). The lease commenced in August 2020 and expires on December 31, 2030. The rent expense incurred for the space was $0.3 million for the year ended December 31, 2024. Additionally, the lease agreement includes a right of first refusal for additional space on the second floor of the building.
A portion of our office headquarters building is sublet to Sartini Enterprises, Inc., a company controlled by Mr. Sartini. Rental income during the year ended December 31, 2024 for the sublet portion of the office headquarters building was less than $0.1 million. No amount was owed to us under such sublease as of December 31, 2024.
From time to time, our executive officers and employees use a private aircraft leased to Sartini Enterprises, Inc. for Golden business purposes pursuant to aircraft time-sharing, co-user and cost-sharing agreements between us and Sartini Enterprises, Inc., all of which have been approved by the Audit Committee of the Board of Directors. The aircraft time-sharing, co-user and cost-sharing agreements specify the maximum expense reimbursement that Sartini Enterprises, Inc. can charge us under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and the flight crew. Such costs include fuel, landing fees, hangar and tie-down costs away from the aircraft’s operating base, flight planning and weather contract services, crew costs and other related expenses. Our compliance department reviews these cost-sharing arrangements and reimbursements on a regular basis. On August 6, 2024, the Audit Committee of the Board of Directors approved an amendment to the aircraft time-sharing, co-user and cost-sharing agreements in connection with Sartini Enterprises, Inc.’s purchase of the aircraft. The terms and conditions of the amendment are materially consistent with the original agreements. We incurred $0.1 million in costs under these arrangements for the year ended December 31, 2024. We were owed $0.1 million under these agreements as of December 31, 2024.
Mr. Sartini’s son, Blake L. Sartini II, serves as our Executive Vice President and Chief Operating Officer. Mr. Sartini II has an employment agreement that was approved by both the Audit Committee and Compensation Committee of the Board of Directors, which was amended or amended and restated in March 2017, March 2018, May 2022, January 2023, March 2024 and February 2025. The amended and restated employment agreement, as amended, provides for an annual base salary of $550,000. Additionally, Mr. Sartini II is eligible for a target annual bonus equal to 110% of his base salary and did not earn a bonus under our 2024 Annual Incentive Program. Mr. Sartini II also participates in our equity award and benefit programs. In 2024, Mr. Sartini II received RSUs for 17,820 shares. Mr. Sartini II also received PSUs for a “target” number of 17,820 shares, of which between 0%-200% of such target number of shares may be “earned” based on the percentage attainment of the same performance criteria established under our 2024 Annual Incentive Program, and with the number of “earned” shares further subject to time-based vesting on the third anniversary of grant. In March 2025, the Compensation Committee certified our results for the 2024 PSU awards and determined that 0% of the “target” awards granted to the NEOs were “earned” based on our performance during 2024. As a result, Mr. Sartini II will not be eligible to vest in any shares on March 14, 2027.
Mr. Sartini’s son-in-law, Vincent Russo, serves as our Director of Tavern Operations, and earned a salary of $120,000 in 2024. Additionally, Mr. Russo is eligible for a target annual bonus equal to 20% of his base salary. The 2024 performance was below the threshold and therefore, Mr. Russo did not earn a bonus under our 2024 Annual Incentive Program.

PROPOSALS OF SHAREHOLDERS
Shareholder Proposals for Inclusion in Golden’s 2026 Proxy Statement. Shareholders of Golden may submit proposals on matters appropriate for shareholder action at meetings of our shareholders, including nominations of any person for election to our Board of Directors, in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible to include a shareholder proposal in our proxy statement for the 2025 annual meeting of shareholders, proposals must satisfy the conditions established by the SEC for shareholder proposals to be included in a proxy statement and must be received by Golden on or before December 10, 2025 (being the 120th day prior to the anniversary of the mailing date of the proxy statement for our Annual Meeting), unless the date of the 2026 annual meeting of shareholders is changed by more than 30 days from the anniversary of our Annual Meeting, in which case the deadline will be as set forth in Rule 14a-8. Such proposals must be delivered to Golden Entertainment, Inc., Attention: Secretary, 6595 S. Jones Boulevard, Las Vegas, Nevada 89118.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Golden’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 23, 2026.
Shareholder Proposals for Presentation at Golden’s 2026 Annual Meeting. If a shareholder wishes to present a proposal at our 2026 annual meeting of shareholders without including the proposal in our proxy statement relating to that meeting, including nominations of any person for election to our Board of Directors, our Ninth Amended and Restated Bylaws provide that the shareholder must (i) be a beneficial owner both at the time of the proposal and at the time of the meeting, (ii) provide timely notice of the proposal in writing and (iii) otherwise comply with all applicable requirements of our Ninth Amended and Restated Bylaws and of the Exchange Act. To be timely, such shareholder’s notice must be received by Golden no later than February 21, 2026 (being the 90th day prior to the anniversary of our Annual Meeting), but no earlier than January 22, 2026 (being the 120th day prior to the anniversary of our Annual Meeting). However, if the date of the 2026 annual meeting is advanced or delayed by more than 30 days from the anniversary of the Annual Meeting, notice by the shareholder must be received no later than the later of (i) the 90th day prior to the 2026 annual meeting or (ii) the 10th day following the day on which public disclosure of the date of the 2026 annual meeting was first made. Such proposals must be delivered to Golden Entertainment, Inc., Attention: Secretary, 6595 S. Jones Boulevard, Las Vegas, Nevada 89118. To be eligible for consideration at the 2025 annual meeting of shareholders, a proposal must comply with the timely notice, content and other requirements specified in our Bylaws. Also, if the shareholder fails to give timely and proper notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

OTHER MATTERS
Delivery of Proxy Materials to Households
SEC rules allow companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.
Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of internet availability of proxy materials for shareholders sharing the same address, please contact your broker, bank or other intermediary.
You may also obtain a separate annual report, proxy statement or any notice of internet availability of proxy materials without charge by sending a written request to Golden Entertainment, Inc., 6595 S. Jones Boulevard, Las Vegas, Nevada 89118, Attn: Investor Relations, or by calling us at (702) 893-7777. We will promptly send additional copies of the annual report or proxy statement or any notice of internet availability of proxy materials upon receipt of such request. Shareholders sharing an address who now receive multiple copies of our annual report, proxy statement and any notice of internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to shareholders with shares registered directly in their name.
Solicitation
We will bear the cost of this solicitation of proxies, including the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter. We will not pay any additional compensation to officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2025 annual meeting of shareholders. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.
Other Business
The Board of Directors does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
GOLDEN ENTERTAINMENT, INC.

Blake L. Sartini
Chairman of the Board and Chief Executive Officer
April 9, 2025

Annex A

GOLDEN ENTERTAINMENT, INC.
2015 INCENTIVE AWARD PLAN

(As Amended and Restated Effective February 25, 2025)
Article 1.
Purpose
The purpose of this amended and restated Golden Entertainment, Inc. 2015 Incentive Award Plan (as it may be further amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Golden Entertainment, Inc., a Minnesota corporation (the “Company”), and its Subsidiaries (as defined below) by linking the individual interests of Employees, Consultants and members of the Board to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company and its Subsidiaries in their ability to motivate, attract, and retain the services of those individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. This Plan constitutes an amendment and restatement of the Golden Entertainment, Inc. 2015 Incentive Award Plan adopted by the Board on August 27, 2015, and by the stockholders on June 13, 2016 (the “Original Plan”).
Article 2.
Definitions and Construction
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11 hereof. With reference to the duties of the Administrator under the Plan which have been delegated to one or more persons pursuant to Section 11.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.
2.2“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
2.3“Applicable Law” shall mean any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
2.4“Award” shall mean an Option, a Restricted Stock award, a Performance Bonus Award, a Dividend Equivalent award, a Stock Payment award, a Restricted Stock Unit award, a Performance Share award, an Other Incentive Award, or a Stock Appreciation Right, which may be awarded or granted under the Plan.
2.5“Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.
2.6“Board” shall mean the Board of Directors of the Company.
2.7“Cause” shall mean (a) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than any such failure resulting from the Participant’s Disability); (b) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (c) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (d) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities; or (e) the Participant’s commission of an act of fraud, embezzlement, misappropriation, willful or gross misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries. Notwithstanding the foregoing, if the Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries in which the term “cause” is defined, then “Cause” shall be as such term is defined in the applicable written employment or consulting agreement.
2.8“Change in Control” shall mean the occurrence of any of the following events:
(a)A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than (i) the Company or any Subsidiary, (ii) an employee benefit plan maintained by any of the foregoing entities, or (iii) a “person” or “group” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:
(i)Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d) A liquidation or dissolution of the Company
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) above with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event” (within the meaning of Section 409A of the Code). Consistent with the terms of this Section 2.8, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.9“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.
2.10“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 11 hereof.
2.11“Common Stock” shall mean the common stock of the Company.
2.12“Company” shall mean Golden Entertainment, Inc., a Minnesota corporation.

2.13“Consultant” shall mean any consultant or advisor of the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on Form S-8 Registration Statement.
2.14“Director” shall mean a member of the Board, as constituted from time to time.
2.15“Director Limit” shall have the meaning provided in Section 4.6 hereof.
2.16“Disability” shall mean that the Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a long-term disability income plan, if any, covering employees of the Company. For purposes of the Plan, a Participant shall be deemed to have incurred a Disability if the Participant is determined to be totally disabled by the Social Security Administration or in accordance with the applicable disability insurance program of the Company; provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.
2.17“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.
2.18“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.
2.19“Employee” shall mean any officer or other employee (within the meaning of Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or any Subsidiary.
2.20“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding stock-based Awards.
2.21“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.22“Expiration Date” shall have the meaning given to such term in Section 12.1(c).
2.23“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(a)If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.24“Good Reason” shall mean (a) a change in the Participant’s position with the Company or a Subsidiary employing Participant that materially reduces the Participant’s authority, duties or responsibilities or the level of management to which he or she reports, (b) a material diminution in the Participant’s aggregate level of compensation (including base salary, fringe benefits and target bonuses under any corporate performance-based incentive programs) or (c) a relocation of the Participant’s place of employment by more than 50 miles, provided that such change, reduction or relocation is effected by the Company or a Subsidiary employing Participant without the Participant’s consent. Notwithstanding the foregoing, if Participant is a party to a written employment or consulting agreement with the Company or a Subsidiary employing Participant in which the term “good reason” is defined, then “Good Reason” shall be as such term is defined in the applicable written employment or consulting agreement.
2.25“Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).
2.26“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.27“Individual Award Limits” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.
2.28“NOL Preservation Agreement” shall mean the NOL Preservation Agreement, dated July 31, 2015, by and among the Company, The Blake L. Sartini and Delise F. Sartini Family Trust, Lyle A. Berman and certain other shareholders of the Company party thereto from time to time, as such agreement may be amended, supplemented or amended and restated from time to time.
2.29“Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.30“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.
2.31“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.32“Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.
2.33“Original Plan” shall have the meaning set forth in Article 1.
2.34“Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.6 hereof.
2.35“Participant” shall mean a person who has been granted an Award pursuant to the Plan.
2.36“Performance Bonus Award” shall mean an Award that is granted under Section 9.1 hereof.
2.37“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
(a)The Performance Criteria that will be used to establish Performance Goals shall be determined by the Administrator. Such criteria may include, but is not limited to, one or more of the following: (i) net earnings or adjusted net earnings (in each case, either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (vii) return on assets; (viii) return on net assets; (ix) return on capital or return on invested capital; (x) return on stockholders’ equity; (xi) stockholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs, reductions in costs and cost control measures; (xv) productivity; (xvi) expenses; (xvii) margins; (xviii) working capital; (xix) earnings or loss per share; (xx) adjusted earnings or loss per share; (xxi) price per Share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xxii) implementation or completion of critical projects; (xxiii) market share; (xxiv) debt levels or reduction; (xxv) comparisons with other stock market indices; (xxvi) financing and other capital raising transactions; (xxvii) acquisition activity; (xxviii) economic value-added; (xxix) customer satisfaction, (xxx) earnings as a multiple of interest expense; and (xxxi) total capital invested in assets, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease, or on a relative basis, or as compared to results of a peer group or to market performance indicators or indices.

(b)The Administrator may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to changes in tax laws; (xv) items relating to asset impairment charges; (xvi) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xvii) items relating to any other unusual or nonrecurring events or changes in Applicable Law, Applicable Accounting Standards or business conditions.
2.38“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company, any Subsidiary, any division or business unit thereof or an individual or otherwise as determined by the Administrator.
2.39“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, vesting of, and/or the payment of, an Award.
2.40“Performance Share” shall mean a contractual right awarded under Section 9.5 hereof to receive a number of Shares or the Fair Market Value of such number of Shares in cash based on the attainment of specified Performance Goals or other criteria determined by the Administrator.
2.41“Plan” shall mean this amended and restated Golden Entertainment, Inc. 2015 Incentive Award Plan, as it may be further amended, supplemented or amended and restated from time to time.
2.42“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.43“Restatement Effective Date” shall have the meaning set forth in Section 12.1(c).
2.44“Restricted Stock” shall mean an award of Shares made under Article 8 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.
2.45“Restricted Stock Unit” shall mean a contractual right awarded under Section 9.4 hereof to receive in the future a Share or the Fair Market Value of a Share in cash.
2.46“Securities Act” shall mean the Securities Act of 1933, as amended.
2.47“Share Limit” shall have the meaning provided in Section 3.1(a) hereof.
2.48“Shares” shall mean shares of Common Stock.
2.49“Stock Appreciation Right” shall mean an Award entitling the Participant (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.
2.50“Stock Payment” shall mean a payment in the form of Shares awarded under Section 9.3 hereof.
2.51“Subsidiary” shall mean (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership or the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company and/or by one or more Subsidiaries.
2.52“Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.53“Termination of Service” shall mean, unless otherwise determined by the Administrator:
(a)As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Subsidiaries is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Subsidiary.
(b)As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment and/or service as an Employee and/or Consultant with the Company or any Subsidiary.
(c)As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Subsidiaries is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where the Participant simultaneously commences or remains in service as a Consultant and/or Director with the Company or any Subsidiary.
The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause and whether any particular leave of absence constitutes a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
Article 3.
Shares Subject to the Plan
3.1Number of Shares.
(a)Subject to Sections 3.1(b) and 12.2 hereof, as of the Restatement Effective Date, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is equal to 12,870,736 Shares (the “Share Limit”).1 In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 12,870,736 Shares.
(b)If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 12.2 hereof). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or Stock Appreciation Right; (ii) Shares
1 The Share Limit under this amended and restated Plan is equal to the Share Limit under the Original Plan as of immediately prior to the Restatement Effective Date and does not reflect any increase to the Share Limit above the Share Limit in effect under the Original Plan as of immediately prior to the Restatement Effective Date.

tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares forfeited by the Participant or repurchased by the Company under Section 8.4 hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except to the extent required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan to the extent that grants of Awards using such available shares are (i) permitted without stockholder approval under the rules of the principal securities exchange on which the Common Stock is then listed and (ii) made only to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.
3.2Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
3.3Limitations on Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 12.2 hereof, (a) the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 2,000,000 Shares, and (b) the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more Awards initially payable in cash shall be $10,000,000 (together, the “Individual Award Limits”).
Article 4.
Granting of Awards
4.1Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan.
4.2Award Agreement. Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program. Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b‑3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.
4.4At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant’s employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Subsidiary.
4.5Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan.

Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
4.6Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year of the Company may not exceed $500,000, increased to $800,000 in the calendar year of his or her initial service as a Non-Employee Director (the “Director Limit”). The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.
Article 5.
[Reserved.]
Article 6.
Granting of Options and Stock Appreciation Rights
6.1Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
6.2Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Section 424(e) and 424(f) of the Code, respectively) exceeds one hundred thousand dollars ($100,000), the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code.
6.3Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.
6.4Option and SAR Term. The term of each Option and the term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option or Stock Appreciation Rights, as applicable, is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options or Stock Appreciation Rights, which time period may not extend beyond the stated term of the Option or Stock Appreciation Right. Except as limited by the requirements of Section 409A or Section 422 of the Code, subject to the limitations set forth in the first sentence of this Section 6.4, the Administrator may extend the term of any outstanding Option or Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Participant or otherwise, and may amend any other term or condition of such Option or Stock Appreciation Right relating to such a Termination of Service or otherwise.
6.5Option and SAR Vesting.
(a)The terms and conditions pursuant to which an Option or Stock Appreciation Right vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after the grant of an Option or Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option or Stock Appreciation Right.
(b)Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable.
6.6Substitution of Stock Appreciation Rights. The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.
Article 7.
Exercise of Options and Stock Appreciation Rights
7.1Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 7 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.
7.2Manner of Exercise. All or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his or its office, as applicable:
(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;
(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)In the event that the Option or Stock Appreciation Right shall be exercised pursuant to Section 10.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and
(d)Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2 hereof.
7.3Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years after the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) of such Option to such Participant, or (b) one (1) year after the date of transfer of such Shares to such Participant.
Article 8.
Restricted Stock
8.1Award of Restricted Stock.
(a)The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.
8.2Rights as Stockholders. Subject to Section 8.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the Plan, an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares may be subject to the restrictions set forth in Section 8.3 hereof. In addition, subject to the requirements of Section 12.7, with respect to Restricted Stock that is subject to vesting, dividends which are paid prior to vesting shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.
8.3Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of any Program or by the applicable Award Agreement.
8.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse and be forfeited, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not terminate, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.
8.5Certificates/Book Entries for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.
8.6Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
Article 9.
Performance Bonus Awards; Dividend Equivalents; Stock Payments; Restricted Stock Units; Performance Shares; Other Incentive Awards

9.1Performance Bonus Awards.
(a)The Administrator may grant Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.
9.2Dividend Equivalents.
(a)Subject to Section 9.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that is subject to vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the Award vests.
(b)Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
9.3Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.
9.4Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or may permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.
9.5Performance Share Awards. Any Eligible Individual selected by the Administrator may be granted one or more Performance Share awards which shall be denominated in a number or range of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.
9.6Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, stockholder value or stockholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator. Other Incentive Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.
9.7Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article 9, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.
9.8Exercise upon Termination of Service. Awards described in this Article 9 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or in certain events, including without limitation, a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.
Article 10.
Additional Terms of Awards
10.1Payment. The Administrator shall determine the method or methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including Shares issuable pursuant to the Award) held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator, or (e) any combination of the foregoing. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
10.2Tax Withholding. The Company and its Subsidiaries shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or a Subsidiary, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Participant to elect to have the Company or a Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or, to the extent provided by the Administrator, such higher withholding rate that is in no event greater than the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under Applicable Accounting Standards)). The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
10.3Transferability of Awards.
(a)No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect.
(b)During the lifetime of the Participant, only the Participant may exercise any exercisable portion of an Award granted to him under the Plan. After the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.
(c)Notwithstanding Section 10.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the

Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a “community property” state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than fifty percent (50%) of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is delivered to the Administrator in writing prior to the Participant’s death.
10.4Conditions to Issuance of Shares.
(a)The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding anything herein to the contrary, neither the Company nor its Subsidiaries shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such Applicable Law.
(b)All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c)The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.
(e)The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to such Shares.
(f)Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company and/or its Subsidiaries may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
10.5Forfeiture and Claw-Back Provisions.
(a)Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (y) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Participant incurs a Termination of Service for Cause; and
(b)All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the applicable provisions of any claw-back policy implemented by the Company, whether implemented prior to or after the grant of such Award, including without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.
10.6Prohibition on Repricing. Subject to Section 12.2 hereof, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 12.2 hereof, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.
10.7Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall not be suspended during any unpaid leave of absence.
Article 11.
Administration
11.1Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors of the Company appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.l or otherwise provided in the Organizational Documents. Except as may otherwise be provided in the Organizational Documents, appointment of Committee members shall be effective upon acceptance of appointment, Committee members may resign at any time by delivering written or electronic notice to the Board, and vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors of the Company and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6 hereof.
11.2Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not materially adversely affected by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 10.5, Section 12.2, Section 12.7, or Section 12.10 hereof. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b‑3 under the Exchange Act, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
11.3Action by the Committee. Unless otherwise established by the Board or in the Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
11.4Authority of Administrator. Subject to any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:
(a)Designate Eligible Individuals to receive Awards;

(b)Determine the type or types of Awards to be granted to each Eligible Individual;
(c)Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)Prescribe the form of each Award Agreement, which need not be identical for each Participant;
(g)Decide all other matters that must be determined in connection with an Award;
(h)Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;
(i)Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and
(j)Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
11.5Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
11.6Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under the Organizational Documents, and other Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.
Article 12.
Miscellaneous Provisions
12.1Amendment, Suspension or Termination of the Plan.
(a)Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the securities exchange on which the Shares are then traded; provided that, except as provided in Section 10.5, Section 12.2, Section 12.7, or Section 12.10 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.
(b)Notwithstanding Section 12.1(a), the Administrator may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator: (i) increase the Share Limit or the maximum number of Shares that may be issued pursuant to Incentive Stock Options, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6 hereof.

(c)No Awards may be granted or awarded during any period of suspension or after termination of the Plan. Any Awards that are outstanding after the termination of the Plan shall remain in force according to the terms of the Plan and the applicable Award Agreement.
12.2Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit, the maximum number and kind of Shares that may be issued pursuant to Incentive Stock Options under the Plan, the Individual Award Limits and the Director Limit; (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan.
(b)In the event of any transaction or event described in Section 12.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:
(i)To provide for the termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment);
(ii)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price;
(iii)To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);
(iv)To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement;
(v)To replace such Award with other rights or property selected by the Administrator in its sole discretion; and/or
(vi)To provide that the Award cannot vest, be exercised or become payable after such event.
(c)In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b) hereof:
(i)The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(ii)The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit, the maximum number and kind of Shares that may be issued pursuant to Incentive Stock Options under the Plan, the Individual Award Limits and the Director Limit).

The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.
(d)Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company (or a Subsidiary) and a Participant, if a Change in Control occurs and a Participant’s outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then, immediately prior to the Change in Control, such outstanding Awards, to the extent not continued, converted, assumed, or replaced, shall become fully vested and, as applicable, exercisable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 12.2(d) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.
(e)The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(f)Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A of the Code.
(g)The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company, the stockholders of the Company or any Subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Subsidiary’s capital structure or its business, any merger or consolidation of the Company or any Subsidiary, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, the securities of any Subsidiary or the rights thereof or which are convertible into or exchangeable for Common Stock or securities of any Subsidiary, or the dissolution or liquidation of the Company or any Subsidiary, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(h)In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.
12.3Effective Date of Restated Plan; Approval of Plan by Stockholders. This amended and restated Plan shall be effective on the date it is approved by the Company’s stockholders (the “Restatement Effective Date”) and shall be in effect until terminated under Section 12.1. This amended and restated Plan shall be submitted for the approval of the Company’s stockholders within twelve months of the Board’s approval of this amended and restated Plan. If this amended and restated Plan is not approved by the Company’s stockholders prior to the end of said twelve (12)-month period, it will not become effective and the Original Plan will continue in full force and effect in accordance with its terms, including the existing share reserve thereunder. Notwithstanding anything herein to the contrary, no Incentive Stock Option may be granted under the Plan after the tenth (10th) anniversary of the date the Board adopted this amended and restated Plan.
12.4No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.
12.5Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

12.6Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
12.7Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.
12.8Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
12.9Governing Law. The Plan and any Programs or Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Minnesota without regard to conflicts of laws thereof.
12.10Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Restatement Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.
12.11No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.
12.12Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
12.13Indemnification. To the extent allowable pursuant to Applicable Law and the Company’s charter and bylaws, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
12.14Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
12.15Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

Golden Entertainment, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 28, 2025

Thursday, May 22, 2025 1:00 PM, Pacific Time

Annual Meeting to be held live via the internet - please visit www.proxydocs.com/GDEN for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 1:00 PM, Pacific Time, May 22, 2025.

Internet:
www.proxypush.com/GDEN
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-230-8484
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:
You must register to attend the meeting online and/or participate at www.proxydocs.com/GDEN

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Blake L. Sartini and Charles H. Protell (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Golden Entertainment, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

GOLDEN ENTERTAINMENT

Golden Entertainment, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 4 AND 5
THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	To elect the following five director nominees to hold office until our next annual meeting of shareholders or until their successors have been elected and qualified					
		FOR	WITHHOLD			
	1.01 Blake L. Sartini	☐	☐			FOR
	1.02 Andy H. Chien	☐	☐			FOR
	1.03 Ann D. Dozier	☐	☐			FOR
	1.04 Mark A. Lipparelli	☐	☐			FOR
	1.05 Terrence L. Wright	☐	☐			FOR
		FOR	AGAINST	ABSTAIN		
2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement (the "Say on Pay Proposal");	☐	☐	☐		FOR
		1YR	2YR	3YR	ABSTAIN	
3.	To conduct a non-binding advisory vote on the frequency of holding future non-binding advisory votes on the compensation of our named executive officers (the "Say on Frequency Proposal");	☐	☐	☐	☐	1 YEAR
		FOR	AGAINST	ABSTAIN		
4.	To approve the amendment and restatement of the Golden Entertainment, Inc. 2015 Incentive Award Plan;	☐	☐	☐		FOR
5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025;	☐	☐	☐		FOR
6.	To transact other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.					

You must register to attend the meeting online and/or participate at www.proxydocs.com/GDEN

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date